Exhibit 10.1

LOAN AGREEMENT

By and Between

FC INVESTMENT HOLDINGS CORPORATION,

A Texas corporation,

And

FIRSTCITY FINANCIAL CORPORATION,

A Delaware corporation,

And

THE FIRST NATIONAL BANK OF CENTRAL TEXAS,

A national banking association

Dated May 16, 2012

Table of Contents

DEFINITION OF TERMS		1
Section 1.01	Certain Definitions	1

REVOLVING LOAN		10
Section 2.01	Loan	10
Section 2.02	Note	10
Section 2.03	Use of Proceeds of Loan	11
Section 2.04	Deposit of Revolving Loan Proceeds	11

PAYMENTS		12
Section 3.01	Payments	12
Section 3.02	Deposit of Net Cash Flow	12

COLLATERAL		12
Section 4.01	Collateral	12
Section 4.02	Assignments	13
Section 4.03	Offset	13
Section 4.04	Excluded Entities	13

CONDITIONS TO ADVANCES		14
Section 5.01	Conditions Precedent to Lending	14
(a)	Representations and Warranties; No Event of Default	14
(b)	Documents to be Delivered Upon Execution of this Agreement	14
(c)	Advances to Acquire Pledged Loans	16
(d)	Advances to Acquire Equity Interest	18
(e)	Advances For Working Capital	20
(f)	Lending Limit; Participations	21

REPRESENTATIONS AND WARRANTIES OF BORROWER AND GUARANTOR		21
Section 6.01	Authority and Qualification	21
Section 6.02	Financial Statements of Borrower and Guarantor; Net Cash Flow and NPEV Exhibits	22
Section 6.03	Default	22
Section 6.04	Compliance with Laws and Material Agreements	22
Section 6.05	Litigation and Judgments	22
Section 6.06	Ownership of Properties; Liens	23
Section 6.07	Taxes	23
Section 6.08	Enforceability	23
Section 6.09	Corporate Structure	23
Section 6.10	Pledged Loans	23
Section 6.11	Pledged Equity Interests	25
Section 6.12	FC Diversified Subsidiary Asset Pools	25

AFFIRMATIVE COVENANTS OF BORROWER AND GUARANTOR		25
Section 7.01	Financial Statements of Borrower and Guarantors	25
Section 7.02	Performance of Obligations	26
Section 7.03	Preservation of Existence in Franchises and Conduct of Business	26
Section 7.04	Maintenance of Properties	26
Section 7.05	Payment of Taxes and Other Charges	26
Section 7.06	Insurance	27

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ii

LOAN AGREEMENT

This Loan Agreement (the “Agreement”), dated May 16, 2012 (the “Effective Date”), by and between FC Investment Holdings Corporation, a Texas corporation (the “Borrower”) with a mailing address of P.O. Box 8216, Waco, Texas 76714, FirstCity Financial Corporation, a Delaware corporation (the “Guarantor”), with a mailing address of P.O. Box 8216, Waco, Texas 76714, and The First National Bank of Central Texas, a national banking association (the “Bank”) with a mailing address of 1835 N. Valley Mills Drive, Waco, Texas 76710.

W I T N E S S E T H:

WHEREAS, Borrower and Guarantor have requested that the Bank make a loan or loans to Borrower, to be guaranteed by Guarantor, and the Bank is willing to make such loan or loans on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITION OF TERMS

Section 1.01         Certain Definitions.

As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Advance” or “Advances” shall mean the disbursement or disbursements of a sum or sums loaned or to be loaned by the Bank to Borrower pursuant to this Agreement.

“Aggregate Undistributed Funds” shall mean, on any date of determination, the sum of the amounts determined by multiplying (i) the FC Percentage of each FC Diversified Subsidiary (and in the case of a FC Diversified Subsidiary that has different ownership or distribution percentage interests for each Asset Pool investment, shall mean the FC Percentage with respect to each Asset Pool owned by that FC Diversified Subsidiary) and each FC Portfolio Subsidiary (and any REO Affiliate of any such entity), as applicable, times (ii) the amount of funds held by such entity (and where appropriate as to each Asset Pool) which are not (w) held in a lockbox account, (x) held by such entity for the payment of operating expenses due within the next 90 days, or (z) funds held for payment of Portfolio Protection Expenses of any FC Diversified Subsidiary or FC Portfolio Subsidiary.

“Asset Net Cash Flow” shall mean all funds of every type and nature to be received or received by a FC Diversified Subsidiary, FC Portfolio Subsidiary (or REO Affiliate of any such entity), or the Servicer with respect to a Distressed Asset reduced by expenses incurred related to the collection of the Distressed Asset, including, without limiting the generality of the foregoing: (a) all interest, principal, and other payments and collections received on or with respect to the Distressed Asset which are to be applied to the balance of the Distressed Asset, (b) all Net Operating Income from any related REO Property, (c) all Net Sales Proceeds from the sales of any related REO Property related to the Distressed Asset, and (d) all other payments or collections related to the settlement of the Distressed Asset, any other collections related to the Distressed Asset (including pursuant to foreclosure or other legal proceedings against an account debtor or any guarantor), all proceeds received in connection with any such payment and/or collection of the Distressed Asset (whether from the account debtor, a guarantor, pursuant to foreclosure, or otherwise) in each case, less reasonable and customary costs of collection actually paid to unrelated third parties.

“Asset Pool” shall mean a pool of one or more Distressed Assets owned by a FC Diversified Subsidiary or a FC Portfolio Subsidiary.

“Asset Pool Loan” shall mean the loans in each Asset Pool owned by a FC Diversified Subsidiary.

“Assignment” shall mean as to each Pledged Loan, a separate assignment dated as of the Effective Date from the FC Portfolio Subsidiary to the Bank in such form and content as the Bank may reasonably require whereby such FC Portfolio Subsidiary assigns the Pledged Loan and all liens securing payment of such Pledged Loan and all material documents evidencing, securing or executed or delivered in connection with such Pledged Loan to the Bank for the benefit of the Bank to secure the Obligations.

“Borrower Control Account” shall mean a money market account of Borrower with the Bank, Account Number                  , which account shall only be accessible by the Bank.

“Borrower Operating Account” shall mean a demand deposit account of Borrower with the Bank, Account Number                  .

“Business Day” shall mean any day on which the Bank is open for the conduct of general banking business.

“Change of Control” means any one of the following events occur-

(1)           Merger: Any of the FC Entities merges into or consolidates with another entity, or merges another entity into itself, and as a result less than a majority of the combined voting power of the resulting entity immediately after the merger or consolidation is held by the Guarantor, Borrower or persons who were equity owners of such FC Entity immediately before the merger or consolidation, or

(2)           Acquisition of Significant Share Ownership: After the date of this Agreement a person or entity becomes or persons or entities acting in concert become the beneficial owner of 25% or more of a class of any FC Entity’s voting equity interest; provided that with respect to the beneficial ownership of Guarantor immediately prior to such acquisition such persons or entities were not direct or indirect beneficial owners of twenty-five percent (25%) or more of the outstanding common stock of the Guarantor, and further provided that, no such change in the beneficial ownership of Guarantor of less than 50% or more of a class of any FC Entity’s voting equity interest shall constitute a Change of Control unless following such acquisition there has been a change in the composition of the Board of Directors of the Guarantor (the “Board”) such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, for purposes of this provision, that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by Guarantor’s stockholders, was approved by individuals who are members of the Board (i) who constituted at least a majority of the members of the Board who elected or nominated for election such individual to be a member of the Board (such nominating members of the Board being the independent directors of the Board or the nominations committee comprised solely of independent directors) and (ii) who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board: but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act, including any successor to such rule) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, or as a result of any merger or consolidation with the Guarantor shall not be so considered as a member of the Incumbent Board.  A person or entity shall be considered a beneficial owner of voting securities if the person or entity has or shares voting power over the equity interest, including the power to vote or to direct the voting of the equity interest, or investment power, including the power to dispose or to direct the disposition of the equity interests, whether voting power, investment power, or both are held directly or indirectly or arise by contract, arrangement, understanding, relationship, or otherwise. Persons or entities shall be considered to be acting in concert and therefore to be beneficial owners of an FC Entity’s voting equity interests if they agree to act together for the purpose of acquiring, holding, voting, or disposing of the equity interests, or

(3)           Sale of Assets: Any FC Entity (other than a FC Diversified Subsidiary or FC Portfolio Subsidiary acting in the ordinary course of its business) sells to a third party all or substantially all of its assets.

“Charges” shall mean all fees, charges and/or any other things of value, if any, contracted for, charged, taken, received, or reserved by Bank in connection with the transactions relating to this Agreement or the Loan Papers, which are treated as interest under applicable law.

“Code” shall have the meaning assigned to in Section 9.01(d).

“Collateral” shall have the meaning assigned to it in Section 4.01.

“Collateral Documents” shall mean the security agreements, deeds of trust, mortgages, pledges, collateral assignments, guaranties, financing statements, letters of credit and other documents or instruments which provide security for the payment of the Note, and any renewal, extension, substitution or modification of the Note.

“Custodial Agreement” shall mean, with respect to FC Portfolio Holdings LLC and each FC Portfolio Subsidiary, that certain Custodial Agreement between FC Portfolio Holdings LLC or the FC Portfolio Subsidiary and the Bank, FirstCity Servicing Corporation, a Texas corporation, and Custodian, in a form acceptable to the Bank, and all amendments, modifications or substitutions thereof. Custodial Agreements refers to all of the Custodial Agreements entered into with respect to Pledged Loans.

“Custodian” shall mean U. S. Bank National Association, or any successor custodian acceptable to Bank.

“Debt” shall mean (i) all indebtedness whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (ii) all deferred indebtedness for the payment of the purchase price of property or assets purchased, (iii) all indebtedness under any lease which, under generally accepted accounting principles, is required to be capitalized for balance sheet purposes, (iv) all guaranties, endorsements, assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, and (v) all indebtedness secured by any mortgage, pledge, security interest or lien existing on property owned, subject to such mortgage, pledge, security interest or lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof.

“Default” or “Event of Default” shall mean the occurrence of any such event set forth in Article

IX hereof.

“Distressed Asset” shall mean any loan or asset acquired or owned by a FC Diversified Subsidiary or a FC Portfolio Subsidiary, whether or not such loan or asset is impaired or distressed including, without limitation, REO Property, an REO Affiliate and a note executed by an REO Affiliate.

“Distribution Date” shall have the meaning assigned to it in Section 2.02(b).

“DTPA” shall mean the Deceptive Trade Practices — Consumer Protection Act, Section 17.41 et. seq. Business & Commerce Code, a law that gives consumers special rights and protections, as discussed in Section 10.19 herein.

“Escrow Payments” shall mean any tax or insurance payments or other deposits made by the obligor of a Pledged Loan for specific purposes and which are not available for application to the balance of the Pledged Loan, including, without limitation, interest reserves, deferred maintenance deposits or reserves, or insurance proceeds that are contractually required to be used for repair or rebuilding the collateral, received with respect to a Pledged Loan.

“Excluded Entity” shall mean an entity listed on Exhibit B-3 and such additional entities which are added to such Exhibit B-3 from time by time by an amendment and restatement of such Exhibit B-3 executed by Bank and Borrower as set forth in Section 4.04 or otherwise by agreement of Bank and Borrower.

“FC Diversified Subsidiary” shall mean (i) any FC Imperial Subsidiary, and (ii) any limited liability company or other entity in which FC Diversified Holdings LLC or a wholly-owned subsidiary of FC Diversified Holdings LLC (including, without limitation, FC Highway 6 Holdings LLC) owns at least a 5.0% interest in all equity interests of such entity and in which another party approved in writing by the Bank owns all of the remaining equity interests in such entity; provided that no Excluded Entity or REO Affiliate shall be a FC Diversified Subsidiary.

“FC Entities” shall mean Borrower, Guarantor, FC Diversified Holdings LLC, FirstCity Servicing Corporation, FC Highway 6 Holdings LLC, FC Imperial Holdings LLC, FC Portfolio Holdings LLC, each FC Portfolio Subsidiary and each FC Diversified Subsidiary collectively, and “FC Entity” refers to any of the FC Entities.

“FC Imperial Subsidiary” shall mean the Texas limited liability companies identified on Exhibit B-1 in which FC Imperial Holdings LLC owns the equity interest of each such limited liability company identified on Exhibit B-1 and in which Varde owns all of the remaining equity interests in such limited liability company identified on Exhibit B-1, and any additional limited liability companies or other entities which are formed after the Effective Date in which FC Imperial Holdings LLC owns not less than 5% of the equity interest of each such other entity and in which Varde owns all of the remaining equity interests in such other entity and which will be identified in an amended Exhibit B-1 executed by Bank and Borrower, and provided that no Excluded Entity or REO Affiliate shall be a FC Imperial Subsidiary.

“FC Percentage” shall mean (x) with respect to any FC Portfolio Subsidiary shall mean 100%, (y) with respect to any FC Diversified Subsidiary shall mean the percentage of outstanding limited liability company interests of such entity owned directly or indirectly by Borrower, and in the case of a FC Diversified Subsidiary that has different ownership or distribution percentage interests for each Asset Pool investment, shall mean with respect to any Asset Pool owned by that FC Diversified Subsidiary, the percentage interest owned by and as to which distributions are made to that FC Diversified Subsidiary with respect to such Asset Pool.

“FC Portfolio Subsidiary” shall mean a wholly-owned subsidiary of FC Portfolio Holdings LLC formed to acquire Pledged Loans; provided that no Excluded Entity or REO Affiliate shall be a FC Portfolio Subsidiary.

“Governmental Authority” shall mean any nation or government, any state or political subdivision thereof, any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality of any of the foregoing or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Income” shall mean all cash receipts (exclusive of tenant security deposits) of whatever kind from any REO Property, including rents, reimbursements from tenants for Operating Expenses and other revenues.

“Incidental Equity Interests” shall mean any equity interest in a Person acquired by a FC Diversified Subsidiary or FC Portfolio Subsidiary (or a subsidiary formed by such Person for the purpose of acquiring title to any such entity) in settlement or collection of a Distressed Asset if such equity interest so acquired (i) constitutes an equity interest in a Person engaged in a business unrelated to the business of the FC Entities; and (ii) has a value of less than $500,000.

“Loan Papers” shall mean this Agreement and all documents executed in connection with or pursuant to or contemplated by this Agreement, whether executed prior to or contemporaneously herewith, or subsequent to the execution hereof, including, without limitation, the Note, the Collateral Documents, the Custodial Agreements, the Services Agreements and all other security agreements, pledge agreement, deeds of trust, collateral assignments, guaranties, documents, agreements, and other instruments contemplated hereby, executed pursuant hereto, or in connection herewith.

“Lock-Box Account” shall mean, as to each FC Portfolio Subsidiary, the meaning assigned to it in the Services Agreement to which that FC Portfolio Subsidiary is a party, and as to each FC Diversified Subsidiary, the meaning assigned to it in the services agreement between that FC Diversified Subsidiary and Servicer (or other servicer appointed pursuant to the terms of that agreement), the terms of which are substantially the same as the Services Agreement attached hereto as Exhibit E, and all amendments, modifications or substitutions thereof.

“Maturity Date” shall have the meaning assigned to it in Section 2.02(a).

“Maximum Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received, or reserved by Bank in accordance with the applicable laws of the State of Texas (or applicable United States federal law to the extent that such law permits Bank to contract for, charge, take, receive, or reserve a greater amount of interest than under Texas law), taking into account all Charges made in connection with the transaction evidenced by this Agreement or the Loan Papers.

“Net Cash Flow” shall mean Net Cash Flow from Pledged Loans, Net Cash Flow from Pledged Equity Interests, Servicing Fees payable to Servicer under any Services Agreement, and servicing fees payable to Servicer under any services agreement with any FC Diversified Subsidiary.

“Net Cash Flow from Pledged Equity Interests” shall mean (i) all funds or property of every type distributed by a FC Diversified Subsidiary to FC Diversified Holdings LLC or other Parent Entity, with respect to Pledged Equity Interests including, without limitation, amounts payable to FC Diversified Holdings LLC or other Parent Entity with respect to its membership interest in the FC Diversified Subsidiary and (ii) funds distributed to FC Diversified Holdings LLC or other Parent Entity which are generated from any borrowing by the FC Diversified Subsidiary that utilizes an Asset Pool as security or support for such borrowing; provided, however, Net Cash Flow from Pledged Equity Interests shall not include any further cash flow from the FC Diversified Subsidiary that has utilized an Asset Pool as security or support for such borrowing other than the funds generated from such borrowing.

“Net Cash Flow from Pledged Loans”  shall mean all funds of every type and nature received with respect to the Pledged Loans, including without limitation (i) all interest, principal, and other payments (other than Escrow Payments) and collections received on or with respect to the Pledged Loans, (ii) all Net Operating Income from REO Properties, (iii) all Net Sales Proceeds from sales of REO Properties, Pledged Loans, and any other collateral for a Pledged Loan, (iv) all Net Insurance and Condemnation Proceeds, (v) all Net Collection Proceeds, and (vi) all interest, dividends and other earnings directly or indirectly paid to the FC Portfolio Subsidiary on funds, accounts and investments, reduced by (a) Servicing Fees, custodial fees and lockbox bank fees related to such Pledged Loans paid by the FC Portfolio Subsidiary during such period, (b) prior to Default, reasonable accounting and legal fees paid by the FC Portfolio Subsidiary related to the operation of the FC Portfolio Subsidiary or its related REO Affiliate, provided that such fees shall not be counted as expenses more than once, and (c) Protective Advances or payment of expenses which would constitute Protective Advances related to the Pledged Loans of the FC Portfolio Subsidiary or its related REO Affiliate.

“Net Collection Proceeds” shall mean with respect to the (i) payment in full of any Pledged Loan, (ii) the settlement of any Pledged Loan, or (iii) any other collection on a Pledged Loan (including pursuant to foreclosure or other legal proceedings against an account debtor or any guarantor), all proceeds received in connection with such payment and/or collection (whether from the account debtor, a guarantor, pursuant to foreclosure, or otherwise) less reasonable and customary costs of collection actually paid to unrelated third parties.

“Net Insurance and Condemnation Proceeds” shall mean all insurance and condemnation proceeds received with respect to any REO Property, Pledged Loan, or other Collateral less reasonable and customary costs of collection actually paid to unrelated third parties.

“Net Operating Income” shall mean with respect to a REO Property for any period, such REO Property’s Gross Income for such period minus all Operating Expenses paid during such period minus permitted lease-up expenses paid during such period; provided that for purposes of Section 2.02, Net Operating Income shall never be less than zero.

“Net Present Equity Value” or “NPEV” shall mean, with respect to any Person, the amount determined by multiplying (x) the FC Percentage in respect of such Person (or in the case that any such Person has differing interests in individual Asset Pools, the FC Percentage in each Asset Pool owned by such Person) and (y) the Net Present Value of all Distressed Assets of such Person (or each Asset Pool of such Person), and, with respect to the Pledged Loans, the Net Present Value of the Pledged Loans, reduced by any Reserves established by Bank from time to time.

“Net Present Value” or “NPV” shall mean, as to any Pledged Loan or Asset Pool, the net present value of all reasonably projected future collections from such Pledged Loan or Asset Pool reduced by reasonable and necessary collection expenses and calculated using a discount rate of 15% per annum (as such discount rate may be adjusted from time to time by with the written approval of Bank).

“Net Sales Proceeds” shall mean with respect to the sale or conveyance of any REO Property, Pledged Loan, or other Collateral, the gross proceeds of such sale less reasonable and customary broker’s commissions and other closing costs of the sale actually paid to unrelated third parties.

“Note” or “Notes” shall have the meaning assigned to it in Section 2.02(a).

“Non-Covered Entity” shall mean each entity affiliated with FirstCity Financial Corporation which is identified in Section 10.18 to the extent set forth in Section 10.18.

“NPEV Ratio” shall mean the quotient, calculated as of the last day of the month prior to the date of the calculation, of the following: (i) the unpaid principal balance of the Note, divided by (ii) the Net Present Equity Value of all FC Diversified Subsidiaries and all FC Portfolio Subsidiaries. The NPEV Ratio as of the Effective Date, based upon the assumption that the Note is fully funded, was 24.31% as reflected on the attached Exhibit D.

“Obligations” shall mean all present and future obligations and indebtedness, and all renewals and extensions thereof, or any part thereof, of Borrower to the Bank now existing or hereafter arising including without limitation the obligations and indebtedness of Borrower to the Bank arising pursuant to the Loan Papers and all interest accruing thereon and attorneys fees incurred in the enforcement or collection thereof, regardless of whether such obligations and indebtedness are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, but not limited to, the indebtedness and obligations evidenced by this Agreement, the Note and by any and all other Loan Papers.

“Operating Expenses” shall mean all reasonable and customary expenses which in accordance with generally accepted accounting principles would be classified as operating expenses for a similar type asset or property, legal and collection expenses including utilities, taxes, insurance, repairs and maintenance, janitorial and reasonable property management and leasing fees and all reasonable and necessary expenses to preserve, protect and lease real property, reasonable and necessary tenant improvement costs, capital improvements required in order for real property to be leased, and expenses Borrower has reasonably determined are necessary to protect the value of Pledged Loans; provided, that any such costs or expenses considered to be capital expenditures under generally accepted accounting principles in excess of $2,000,000 may not be incurred without the prior written consent of the Bank.

“Original Estimated Value” shall mean Borrower’s estimate of the Asset Net Cash Flow to be realized by any FC Diversified Subsidiary or FC Portfolio Subsidiary as of the acquisition date of the Distressed Asset(s) from the Distressed Asset(s) (including REO Property securing any loan of an REO Affiliate to any such entity).  The Original Estimated Value is Borrower’s estimate of the projected collections and expenses as of the acquisition date of an Asset Pool related to a Distressed Asset.

“Parent Entity” shall mean FC Diversified Holdings LLC or any directly or indirectly wholly-owned subsidiary of FC Diversified Holdings LLC which owns ownership interests in a FC Diversified Subsidiary.

“Person”, whether or not capitalized, shall mean any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“Pledged Equity Interests” shall mean (i) the equity interest owned by FC Diversified Holdings LLC or other Parent Entity in the FC Diversified Subsidiaries which are not FC Imperial Subsidiaries as reflected on the attached Exhibit B-1,  (ii) the equity interest to be owned by the Parent Entity in each newly organized FC Diversified Subsidiary which is not a FC Imperial Subsidiary which the Parent Entity proposes to purchase with an Advance or to make a capital contribution to an existing FC Diversified

Subsidiary out of an Advance, (iii) the dividends, distributions and other amounts payable with respect the membership interests in the FC Imperial Subsidiaries identified on the attached Exhibit B-1 held by the Parent Entity and (iv) the dividends, distributions, and other amounts payable with respect to membership interests of a newly organized FC Imperial Subsidiary which the Parent Entity proposes to purchase with an Advance.

“Pledged Files” shall mean the physical, tangible file maintained for each Pledged Loan, as provided in Section 4.01, and such other documents and instruments that are forwarded and held by the Custodian or Servicer as allowed by the terms of this Agreement, any custodian agreement and any servicing agreement.

“Pledged Loans” shall mean the loans purchased by FC Portfolio Holdings LLC or a FC Portfolio Subsidiary, which Pledged Loans must be loans to borrowers residing in the continental United States, upon which the Bank may acquire a first priority security interest, and notes payable from an REO Affiliate to the REO Owner.

“Portfolio Protection Expenses” with respect to any FC Diversified Subsidiary or FC Portfolio Subsidiary shall mean expenses or other amounts which (w) such entity has reasonably determined are necessary for reasonable and necessary expenses to preserve or protect the Distressed Assets or collateral for the Distressed Assets (including, without limitation real property owned by any REO Affiliate), or (x) constitute reasonable and customary, necessary leasing commissions, reasonable and necessary tenant improvement costs paid by such entity or REO Affiliate pursuant to a written lease or capital improvements to such property required in order for the property to be so leased, or (y) such entity has reasonably determined are necessary to protect other Distressed Assets securing indebtedness owed to such entity, or (z) constitute obligor funding obligations, such expenses or other amounts to constitute Portfolio Protection Expenses when amounts therefore are retained by such entity or REO Affiliate or, if earlier, when such expenses or other amounts are paid.

“Protective Advances” shall mean an advance of funds by FC Portfolio Holdings LLC, a FC Portfolio Subsidiary or on behalf of a FC Portfolio Subsidiary to pay (i) an expense which in the reasonable determination of such FC Portfolio Subsidiary is necessary to preserve and protect any foreclosed property or any property securing payment of a Pledged Loan including, without limitation, ad valorem taxes, environmental assessments or inspections, environmental remediation expenses (not to exceed $100,000 for any single Pledged Loan except as otherwise approved in writing by Bank) and insurance expense, and which the FC Portfolio Subsidiary may have the right to add to the principal amount of said Pledged Loan, and (ii) lease-up expenses; provided, however, notwithstanding clauses (i) and (ii) above, the Protective Advances with respect to any Pledged Loan shall not exceed an aggregate amount equal to the amount set forth for such Pledged Loan in the business plan for such Pledged Loan under the Servicing Agreement, or such greater amount as approved by the Bank.

“REO Affiliate” shall mean a Person, other than Borrower, or any other FC Entity, which is a corporation, limited liability company or partnership 100% of the equity interests (or, in the case of such an entity which is a limited partnership, 100% of the limited partnership interest of which is owned by the REO Owner and 100% of the interest in the general partner is owned by the REO Owner) are owned by an REO Owner and which Person has been established solely to acquire, from the REO Owner or a seller from which the REO Owner is acquiring other assets, title to (and owns no assets other than) parcels of real property (or distressed notes secured by real property for purposes of obtaining title to real property securing such loans) in exchange for, with respect to each such parcel, a promissory note in a principal amount reasonably determined by the REO Owner and the REO Affiliate, secured by the REO Property; provided that no Person shall constitute or continue to constitute an REO Affiliate if (A) such Person acquires property from any Person other than (x) the REO Owner or a Person from whom the REO

Owner is acquiring other assets, or (y) in the case where it has acquired a note from the REO Owner solely for purposes of acquiring title to the real property securing such note, the obligor of such note; or (B) engages in any business other than business incidental to owning and selling the parcels of real property so acquired by such REO Affiliate.

“REO Owner” shall mean FC Portfolio Holdings LLC, a FC Diversified Subsidiary or a FC Portfolio Subsidiary, which is the owner of an REO Affiliate.

“REO Property” shall have the meaning assigned to it in the Services Agreement.

“Reserve” shall mean any reserve that Bank may, from time to time, based upon its good faith judgment, deem to be appropriate, to reduce the Net Present Equity Value of all FC Diversified Subsidiaries and all FC Portfolio Subsidiaries included in the calculation of the NPEV Ratio due to concerns of Bank related to (i) the replacement or termination of the Servicer as the servicer of any Distressed Assets, (ii) the condition, nature or value of the Distressed Assets being acquired by the FC Diversified Subsidiary or FC Portfolio Subsidiary, (iii) the projections of the Servicer, FC Diversified Subsidiary or FC Portfolio Subsidiary concerning the collections to be received or expenses to be incurred with any Distressed Assets, (iv) events, occurrences or actions by a FC Diversified Subsidiary that would require notice to the Bank under Articles VI VII, VIII or IX and entitles the Bank to establish Reserves, (v) pending or threatened litigation or other proceeding before any court or Governmental Authority with respect to any FC Entity, or (vi) any other matter relating the Distressed Assets which in the opinion of the Bank could adversely affect the projected collections or expenses for any Distressed Loan(s), which, in any case, are not otherwise taken into account in determining the Net Present Value of an Asset or the Net Present Equity Value of any of the FC Entities.

“Revolving Loan” shall have the meaning assigned to it in Section 2.01.

“Rolling Net Present Value” (or “Rolling NPV”) means a calculation which will result in a “time-value” calculation of projected Asset Net Cash Flow.  The Rolling NPV is based upon the Original Estimated Value of the Distressed Asset, adjusted over time for (a) actual collections received by any FC Diversified Subsidiary or FC Portfolio Subsidiary from a Distressed Asset from the date of initial acquisition of the Distressed Asset, and (b) changes in projected remaining Asset Net Cash Flow as of the date of determination of the Rolling NPV.  In order to calculate the Rolling NPV of each Distressed Asset, the projected Asset Net Cash Flow for each Distressed Asset is discounted at an ascribed discount rate established by the owner of the Distressed Asset and the servicer of the Distressed Asset, calculated as the sum of (i) the “prime rate” as published in the Wall Street Journal and (ii) a discount margin based on the collateral type and payment delinquency, and the actual collections are accreted at the same ascribed discount rate.

“Servicer” shall mean FirstCity Servicing Corporation, a Texas corporation.

“Services Agreement” shall mean, with respect to each pool of Pledged Loans, that certain Services Agreement between the FC Portfolio Subsidiary that owns such Pledged Loans, the Bank and the Servicer, in a form acceptable to the Bank, and all amendments, modifications or substitutions thereof.  Services Agreements refers to all of the Services Agreements entered into with respect to Pledged Loans.

“Servicing Fee” shall mean collection fees, portfolio management fees, incentive servicing fees and other amounts payable to Servicer under (i) any Services Agreement and (ii) any services agreement with any FC Diversified Subsidiary.

“Summary Waterfall Certificate” shall mean a certificate in the form attached hereto as Exhibit J which sets forth summary information as to all distributions made to Borrower pursuant to the Waterfall Certificates being delivered on or about the same day as such certificate.

“Varde” shall mean VFC Member, LLC, a Delaware limited liability company, or a wholly owned subsidiary of VFC Member LLC.

“Waterfall Certificate” in respect of any Distribution Date shall mean a completed certificate in a form approved by Lender which sets forth information with respect to collections received by a FC Portfolio Subsidiary or a FC Diversified Subsidiary with respect to the collections received from the Asset Pools of that entity during the preceding period to which such certificate is applicable and the application of such collections to payment of expenses and distributions under the waterfall for that entity.

All other terms used herein shall have the meanings as otherwise stated herein.

ARTICLE II

REVOLVING LOAN

Section 2.01         Loan.

Subject to the terms and conditions of this Agreement and provided no Event of Default has occurred hereunder or under any of the Loan Papers, Bank agrees to provide to Borrower a revolving line of credit, which shall in no event exceed $15,000,000.00 (such loan or loans are hereinafter referred collectively as the “Revolving Loan”).  Borrower may, subject to the terms and provisions of this Agreement, request Advances, pay and re-borrow under the Revolving Loan prior to the Maturity Date. In no event shall the Bank have any obligation to make an Advance that would cause the principal amount of the Revolving Loan to exceed $15,000,000 or the lesser amounts referred to in Sections 5.01(f), 10.14 and 10.17.

Section 2.02         Note.

(a)           The Revolving Loan shall be evidenced by a note of the Borrower (hereinafter referred to as the “Note”) in the form attached hereto as Exhibit A, with appropriate insertions, dated the date of the Revolving Loan, and payable at the office of the Bank above specified. The Note shall bear interest on the unpaid principal amount thereof from time to time outstanding until such principal amount shall be paid in full at a rate specified in the Note. The Note shall be payable in fourteen (14) monthly installments due on or before the fifteenth (15th) of each month, beginning June 15, 2012 and continuing through and including July 15, 2013, in the amounts set forth in Sections 2.02(b) and (d) below, and a final installment of all unpaid principal, plus accrued and unpaid interest on the outstanding principal balance, shall be due and payable in full on August 15, 2013 (the “Maturity Date”).

(b)           On or before the 15th day of each month (each such date a “Distribution Date”), or if such day is not a Business Day on the next succeeding Business Day, all Net Cash Flow generated during the preceding month and all other funds on deposit in the Borrower Control Account as of the end of the preceding month shall be distributed and applied in the following manner and priority:

First, to the Borrower any funds deposited in the Borrower Control Account that do not constitute Net Cash Flow which were erroneously deposited in the Borrower Control Account;

Second, to the Bank until all accrued and unpaid interest due and payable on the Note has been paid;

Third, to the Bank until all fees, expenses and other amounts (other than accrued and unpaid interest and principal) have been paid (except as provided in Section 10.06 hereof);

Fourth, so long as the NPEV Ratio is equal to or greater than 25.00%, to the Bank in payment of principal on the Note in an amount required to reduce the outstanding principal balance of the Note as is required so that the NPEV Ratio is equal to 25.00%;

Fifth, so long as an Event of Default has occurred and is continuing, to the Bank in payment of principal on the Note;

Sixth, to the Bank in payment of the principal on the Note for such additional amount as may be determined by the Bank in its sole and absolute discretion;

Seventh, to the Borrower.

Notwithstanding anything to the contrary contained herein, or in the Note, no provision of this Agreement or of the Note shall be interpreted as contracting for, charging or requiring or permitting the collection of interest in excess of the Maximum Rate, and all interest contracted for, charged or collected with respect to the Note or this Agreement shall further be subject to the provisions set forth in Section 10.05 hereof.

(c)           The Bank shall provide Borrower at least ten (10) days prior written notice if the Bank in its sole and absolute discretion intends to require additional payments of principal pursuant to clause Sixth of Section 2.02(b).

(d)           Borrower shall on any Distribution Date make a payment equal to the amount which is necessary, following the distribution of Net Cash Flow pursuant to Section 2.02(b), to reduce the outstanding principal balance of the Note as is required so that the NPEV Ratio is equal to 25.00%.

Section 2.03         Use of Proceeds of Loan.

Subject to the terms and conditions of this Agreement, the proceeds of the Revolving Loan will be used solely to (i) acquire Pledged Loans, (ii) provide equity capital to capitalize an FC Diversified Subsidiary that uses such capital to acquire distressed assets, and (iii) provide working capital to Borrower.

Section 2.04         Deposit of Revolving Loan Proceeds.

All amounts advanced by the Bank to the Borrower on the Revolving Loan shall be credited to the Borrower Operating Account with the Bank in immediately available funds.

ARTICLE III

PAYMENTS

Section 3.01         Payments.

Each payment of principal of, or interest on, the Revolving Loan and all other amounts payable by the Borrower to the Bank under this Agreement and the Note shall be made in lawful money of the United States of America in immediately available funds to the Bank at the office of the Bank in Waco, Texas. If the due date for any payment hereunder or under any Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.  On each Distribution Date and upon an Event of Default, Bank is authorized and directed to transfer all amounts due under the Note or Loan Papers, at each time an amount becomes due and payable, from the Borrower Control Account or Borrower Operating Account to Bank for application on the Note, whether such amounts are the required monthly payments or the amount due upon acceleration or maturity of the Note or any other amounts due under the Note or Loan Papers.

Section 3.02         Deposit of Net Cash Flow.

All Asset Net Cash Flow shall be deposited as received each month into the Lock-Box Account maintained by each FC Portfolio Subsidiary and each FC Diversified Subsidiary.  No later than the tenth day of the month following the month in which such Asset Net Cash Flow was received, all Net Cash Flow From Pledged Loans, all Net Cash Flow from Pledged Equity Interests, and all servicing fees (including all Servicing Fees) received by the Servicer from each FC Portfolio Subsidiary and each FC Diversified Subsidiary shall be transferred from the Lock-Box Accounts or Servicer’s operating accounts to the Borrower Control Account by wire transfer.  The Borrower Control Account shall be a blocked account and only the Bank shall have the right to direct withdrawals from such Borrower Control Account.

ARTICLE IV

COLLATERAL

Section 4.01         Collateral.

The Note and Borrower’s Obligations under this Agreement are secured by the property, obligations and/or agreements described in the Collateral Documents (such property, obligations and/or agreements being hereinafter collectively referred to as the “Collateral”). Borrower or the party granting a security interest on such Collateral is the owner of the Collateral free from any adverse lien, security interest or encumbrance and Borrower shall defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein.  The Custodian shall, as to each FC Diversified Subsidiary, hold the original promissory note and related allonges or a lost note affidavit executed by the seller from whom the FC Diversified Subsidiary acquired the loan or a prior owner and holder of the loan and any other documents which are required to be held under the terms of the custodial agreement to be entered into between the Custodian, FC Diversified Subsidiary and Servicer, free and clear of all liens, security interests and restrictions.  The Custodian shall, as to each FC Portfolio Subsidiary and pursuant to the terms of each Custodial Agreement, hold the original promissory note and related allonges or a lost note affidavit executed by the seller from whom the FC Portfolio Subsidiary acquired the loan or a prior owner and holder of the loan and any other documents or instruments which

Bank requests to be a part of the Pledged Files as provided in the Custodial Agreement, for the benefit of the Bank pursuant to each Custodial Agreement free and clear of all liens, security interests and restrictions.

Section 4.02         Assignments.

The Bank agrees to refrain from recording any of the Assignments until there shall have occurred an Event of Default; provided, however, the Bank shall have the right at any time after the occurrence of any Event of Default to record any and all of such Assignments, at the expense of Borrower, with such filing offices as may be required by the Bank to evidence the Bank’s lien on such Pledged Loan.

Section 4.03         Offset.

Upon the occurrence of an Event of Default, Bank shall be entitled to exercise the rights of offset and/or banker’s lien against the interest of Borrower or Guarantor in and to each and every account and other property with or in the possession of the Bank to the extent of the full amount owed on the Note.

Section 4.04         Excluded Entities.

The Excluded Entities set forth in Exhibit B-3 to this Agreement (as amended from time to time by Borrower and Bank) are not intended to be covered by the security interests granted by the FC Entities to Bank and no provision of this Agreement shall create any contractual limitations upon any Excluded Entity during the time period such entity is an Excluded Entity; provided, however, the provisions of this Agreement shall apply to an FC Entity until such FC Entity becomes an Excluded Entity as set forth below, and the fact that an FC Entity becomes an Excluded Entity shall not relieve the parties to this Agreement from any obligations or agreements made with respect to such FC Entity before it became an Excluded Entity nor cure any breach with respect to such FC Entity before it became an Excluded Entity.  In the event that (i) any FC Diversified Subsidiary or FC Portfolio Subsidiary utilizes an Asset Pool as security or support for any borrowing other than from Bank (which borrowing must be approved by Bank), or (ii) Bank requires Borrower to establish a Reserve that is more than 50% of the NPEV of a FC Diversified Subsidiary or FC Portfolio Subsidiary and Borrower elects to have the related FC Diversified Subsidiary or FC Portfolio Subsidiary deemed to be an Excluded Entity, that FC Diversified Subsidiary or FC Portfolio Subsidiary shall be deemed to be an Excluded Entity, shall no longer be eligible for Advances to be made as to any purchase of an Asset Pool, and the Asset Pool or Pledged Loans owned by such FC Diversified Subsidiary or FC Portfolio Subsidiary shall not be used in the calculation of the NPEV; provided that with respect to subpart (ii) the NPEV Ratio calculated as of the most recent Distribution Date excluding the FC Percentage of the Asset Pools of any such FC Diversified Subsidiary or the Pledged Loans of any such FC Portfolio Subsidiary and taking into account the reduction of the unpaid principal balance of the Note by the payment of funds generated from such financing shall not equal or exceed 25.0%.  Bank will not refuse to consent to any such borrowing by any FC Diversified Subsidiary or FC Portfolio Subsidiary; provided that (i) the NPEV Ratio calculated as of the most recent Distribution Date excluding the FC Percentage of the Asset Pools of any such FC Diversified Subsidiary or the Pledged Loans of any such FC Portfolio Subsidiary and taking into account the reduction of the unpaid principal balance of the Note by the payment of funds generated from such financing shall not equal or exceed 25.0%, and (ii) the funds generated from such borrowing are applied to the Obligations.  Upon the consent of the Bank as set forth in this Section and the closing of the financing and payment to Bank as contemplated in this Section or the Borrower’s election to have a FC Diversified Subsidiary or FC Portfolio Subsidiary deemed to be an Excluded Entity pursuant to subpart (ii) above, such FC Diversified Subsidiary or FC Portfolio Subsidiary shall be an Excluded Entity and Exhibit B-3 shall be amended to include such FC Diversified Subsidiary or FC Portfolio Subsidiary as an Excluded Entity.  Upon such payment to Bank as contemplated in this Section in connection with any borrowing consented to by Bank and in each case of an election by Borrower under subpart (ii) that satisfies the conditions related to subpart (ii), Bank will release its security interests in the Pledged Equity Interest of such Person and any security interest in the Distressed Assets, Asset Pools or any other property of such Person, return to Borrower any certificates or other documents held by Bank related to any Pledged Equity Interest and terminate any UCC-1 financing statement filed with respect to such Pledged Equity Interest or any property of that Person.

ARTICLE V

CONDITIONS TO ADVANCES

Section 5.01         Conditions Precedent to Lending.

The obligations of the Bank to make Advances hereunder is subject to the accuracy, as of the date hereof, of the representations and warranties herein contained, to the performance by Borrower of its obligations to be performed hereunder on or before the date of each Advance, to the compliance by Borrower of each covenant and agreement set forth herein and the Loan Papers, and to the satisfaction of the following further conditions:

(a)           Representations and Warranties; No Event of Default.

The representations and warranties made herein and in the Loan Papers shall be true in all material respects on and as of the date of each Advance hereunder as if such representations and warranties had been made on and as of such dates; on each such date, no Event of Default and no condition, event or act which, with the giving of notice or the lapse of time or both, would become such an Event of Default shall have occurred and be continuing.

(b)           Documents to be Delivered Upon Execution of this Agreement.

Contemporaneously with the execution of this Agreement, the following documents shall have been delivered to the Bank or the following actions shall have been taken:

(i)            Borrower shall have executed the Note in the principal amount of $15,000,000.00;

(ii)           Borrower shall execute and deliver to the Bank a Security Agreement, in form acceptable to the Bank, pursuant to which the Bank obtains a first priority security interest in all of the assets of Borrower including, without limitation, 100% of the outstanding equity interests in FC Diversified Holdings, LLC and FC Portfolio Holdings, LLC, accompanied by (1) if such equity interests are certificated, the original certificate(s) that evidences such equity interests and an executed blank assignment or endorsement certificate with respect to such equity interest, or (2) if such equity interests are not certificated, an Agreement of Issuer of Membership Interests and Consent of Registered Owner, in a form acceptable to the Bank, and authorization to file a UCC-1 with respect to such equity interest;

(iii)          Borrower and Guarantor shall cause FC Imperial Holdings LLC to execute and deliver to the Bank a Pledge Agreement, in a form acceptable to the Bank, pursuant to which the Bank obtains a first priority security interest in the dividends, distributions and other amounts payable with respect to the membership interests held by FC Imperial Holdings LLC in the FC Imperial Subsidiaries, accompanied by the Acknowledgement and Consent to Pledge referred to in Section

5.01(b)(xi) below, and authorize the filing of UCC-1 with respect to such equity interest;

(iv)          Borrower and Guarantor shall cause to be executed and delivered to the Bank a Pledge Agreement executed by FC Diversified Holdings LLC, in a form acceptable to the Bank, pursuant to which the Bank obtains a first priority security interest in 100% of the outstanding equity interests in FC Highway 6 Holdings LLC, and FC Imperial Holdings, LLC, accompanied by (1) if such equity interests are certificated, the original certificate(s) that evidences such equity interests and an executed blank assignment or endorsement certificate with respect to such equity interest, or (2) if such equity interests are not certificated, an Agreement of Issuer of Membership Interests and Consent of Registered Owner, in a form acceptable to the Bank, and authorization to file a UCC-1 with respect to such equity interest;

(v)           Borrower and Guarantor shall cause to be executed and delivered to the Bank a Pledge Agreement executed by FC Highway 6 Holdings LLC , in a form acceptable to the Bank, pursuant to which the Bank obtains a first priority security interest in the 127,500 shares of stock owned by FC Highway 6 Holdings LLC in Intervest Bancshares Corp., a Delaware corporation, accompanied by (1) if such shares of stock are certificated, the original certificate(s) that evidences such equity interests and an executed blank assignment or endorsement certificate with respect to such equity interest, or (2) if such equity interests are not certificated, such other documents as may be requested by the Bank to perfect its security interest in such stock, and authorization to file a UCC-1 with respect to such stock;

(vi)          Borrower shall furnish to the Bank certified copies from the Secretary of State of the certificate of formation (and all amendments thereto) of Borrower, Guarantor, FC Diversified Holdings LLC, FC Highway 6 Holdings LLC, FC Imperial Holdings LLC, FirstCity Servicing Corporation, and FC Portfolio Holdings LLC and certified copies from the secretary of each of the foregoing entities, respectively, of the company agreement, bylaws, organizational minutes, and resolutions authorizing the execution of this Agreement and the execution of documents required or contemplated by this Agreement;

(vii)         Guarantor shall have delivered to the Bank a Guaranty Agreement, in a form acceptable to the Bank, with respect to the Revolving Loan;

(viii)        Borrower and Guarantor shall deliver or cause to be delivered to the Bank a favorable opinion of counsel of Borrower, Guarantor and any other party granting a security interest on property that secures the Note addressed to the Bank in such form and substance as may be acceptable to the Bank relating to such matters as the Bank may deem necessary and appropriate;

(ix)           Borrower shall furnish to the Bank searches of the records of the Office of the Secretary of State or analogous office of the state of formation of the Borrower, Guarantor, FC Diversified Holdings LLC, FC Highway 6 Holdings LLC, FC Imperial Holdings LLC, FirstCity Servicing Corporation, and FC Portfolio Holdings LLC with respect to UCC financing statements, tax liens, judgments and other filings which searches reveal no security interests, claims, encumbrances or liens with respect to the property or assets of the foregoing, except for the security interests granted by FirstCity Servicing Corporation to Bank of Scotland in certain assets of FirstCity Servicing Corporation (but not the servicing fees upon which the Bank has a first priority security interest);

(x)          Borrower shall deliver to the Bank recent certificates of the appropriate government officials of the state of formation as to the existence and good standing of the Borrower, Guarantor, FC Diversified Holdings LLC, FC Highway 6 Holdings LLC, FC Imperial Holdings LLC, FC Portfolio Holdings LLC, FirstCity Servicing Corporation and the FC Diversified Subsidiaries identified on Exhibit B-1;

(xi)           The Borrower shall deliver to the Bank an Acknowledgement and Consent to Pledge executed by FC Imperial Holdings LLC, VFC Member, LLC, each existing FC Imperial Subsidiary, and the Bank, in the form attached hereto as Exhibit F;

(xii)          Borrower and Guarantor shall cause FirstCity Servicing Corporation to execute and deliver to the Bank a Security Agreement, in form acceptable to the Bank, pursuant to which the Bank obtains a first priority security interest in the Servicing Fees payable to the Bank under any services agreement with any FC Diversified Subsidiary;

(xiii)       Borrower and Guarantor shall cause FC Imperial Holdings LLC to execute and deliver to the Bank a Security Agreement, in form acceptable to the Bank, pursuant to which the Bank obtains a first priority security interest in all of the assets of Borrower other than the equity interests in the FC Imperial Subsidiaries held by FC Imperial Holdings LLC  (which equity interests (or a portion thereof) shall be pledged to the Bank pursuant to the Pledge Agreement referred to in Section 5.01(b)(iii) above);

(xiv)        Borrower and Guarantor shall cause FC Diversified Holdings LLC to execute and deliver to the Bank a Security Agreement, in form acceptable to the Bank, pursuant to which the Bank obtains a first priority security interest in all of the assets of Borrower; and

(xv)         Borrower and Guarantor shall have delivered, or caused to have been delivered, to the Bank, in form and substance satisfactory to the Bank in its sole discretion, such other organizational documents, certificates of existence, certificates of authority, resolutions, financial statements, legal opinions, promissory notes, security agreements, UCC searches, financing statements and other documents as may be reasonably requested by the Bank.

(c)           Advances to Acquire Pledged Loans.

Prior to any Advance the proceeds of which will be used to acquire Pledged Loans, all of the following conditions shall be satisfied, or shall have been previously satisfied and continue to be satisfied, in addition to the requirements of Section 5.01(b):

(i)            Borrower shall furnish to the Bank details concerning the Pledged Loan(s) to be acquired, including the identity of each borrower and any other obligor with respect to the indebtedness evidenced by the Pledged Loans, the amount of each Pledged Loan, the collateral for each Pledged Loan, an evaluation of the collateral for each Pledged Loan, a write-up concerning the collectability of each such loan including the payment history, the NPV established by Borrower for each Pledged Loan, the initial Rolling NPV for each Pledged Loan, and such other information as the Bank may request;

(ii)           Borrower shall furnish to the Bank evidence that the Pledged Loan(s) is/are being acquired by either (a) a newly organized FC Portfolio Subsidiary or (b) an existing FC Portfolio Subsidiary that owns existing pool(s) of loans upon which no security interest exists in favor of a Person other than Bank with respect the existing pool(s) of loans;

(iii)          Borrower shall furnish to the Bank certified copies from the Secretary of State of the certificate of formation (and all amendments thereto) of the FC Portfolio Subsidiary that is acquiring the Pledged Loans, and certified copies from the secretary of said FC Portfolio Subsidiary company agreement, organizational minutes, and resolutions authorizing the requested Advance and the execution of documents required by this Agreement;

(iv)          Borrower shall furnish to the Bank searches of the records of the Office of the Secretary of State or analogous office of the state of formation of the FC Portfolio Subsidiary acquiring the Pledged Loans and, if requested by Bank, the seller of the Pledged Loans, with respect to UCC financing statements, tax liens, judgments and other filings which searches reveal no security interests, claims, encumbrances or liens with respect to the Pledged Loans to be acquired or the equity interests of the FC Portfolio Subsidiary;

(v)           Borrower and FC Portfolio Subsidiary shall execute and deliver to the Bank, at least three (3) business days before the requested Advance, the Borrower Advance Request Certificate (Pledged Loans) in the form attached hereto as Exhibit G, appropriately completed with all exhibits attached;

(vi)          The FC Portfolio Subsidiary acquiring the Pledged Loans shall execute and deliver to the Bank a Security Agreement, in a form acceptable to the Bank, granting a first priority security interest on all of the personal property of the FC Portfolio Subsidiary acquiring the Pledged Loans including, without limitation, the Pledged Loans, Pledged Files, any REO Affiliate, deposit accounts of Borrower and Services Agreement;

(vii)         either (a) the Borrower shall deliver to the Bank a Custodial Agreement in a form satisfactory to the Bank with the Custodian pursuant to which the original promissory note and related allonges (or a lost note affidavit executed by the seller from whom the FC Portfolio Subsidiary acquired the loan or a prior owner and holder of the loan) and any other documents or instruments which Bank requests to be a part of the Pledged Files as provided in the Custodial Agreement, with all other documents constituting the Pledged Files to be held by the Servicer pursuant to the Services Agreement, or (b) the Borrower and FC Portfolio Subsidiary shall deliver to the Bank the Pledged Files with respect to the Pledged Loans;

(viii)        Borrower shall deliver to the Bank a Services Agreement between the FC Portfolio Subsidiary that is acquiring the Pledged Loans with the Advance, the Bank and FirstCity Servicing Corporation;

(ix)           Borrower and Guarantor shall cause FirstCity Servicing Corporation to execute a security agreement, collateral assignment and such other documents and instruments as may be requested by the Bank pursuant to which the Bank shall obtain a first priority security interest in the Servicing Fees payable under the Servicing Agreements with the FC Portfolio Subsidiaries;

(x)            Borrower shall deliver to the Bank a Security Agreement and Pledge Agreement executed by FC Portfolio Holdings LLC, in form acceptable to the Bank, pursuant to which the Bank obtains a first priority security interest in all of the assets of FC Portfolio Holdings LLC including, without limitation, the equity interest of the FC Portfolio Subsidiary owned by FC Portfolio Holdings LLC, which must represent at least 100% of the equity interests of the FC Portfolio Subsidiary that is acquiring the Pledged Loans, accompanied by the original certificate(s) that evidences such equity interests in said FC Portfolio Subsidiary and an executed blank stock power or endorsement certificate with respect to such equity interest or, if such equity interests are not certificated, Borrower shall execute and deliver an Agreement of Issuer of Membership Interests and Consent of Registered Owner, in a form acceptable to the Bank;

(xi)           Borrower shall deliver to the Bank recent certificates of the appropriate government officials of the State of Texas as to the existence and good standing of the Borrower and the FC Portfolio Subsidiary;

(xii)          Borrower or the FC Portfolio Subsidiary shall deliver (i) to Custodian the original promissory note (endorsed in blank or accompanied by an allonge acceptable to the Bank) and related allonges (or a lost note affidavit executed by the seller from whom the FC Portfolio Subsidiary acquired the loan or a prior owner and holder of the loan) evidencing or related to each Pledged Loan and any other documents or instruments which Bank requests to be a part of the Pledged Files as provided in the Custodial Agreement and to the Servicer all other documents constituting the Pledged Files; or (b) to the Bank the Pledged Files with respect to the Pledged Loans;

(xiii)         Borrower shall have delivered to the Bank all financial statements required under Section 7.01 required to have been delivered as to the date that is ten (10) days prior to the date of the Advance;

(xiv)        Borrower shall deliver to the Bank Assignments executed by the appropriate party with respect to the security documents securing the Pledged Loans;

(xv)         Borrower shall deliver to the Bank evidence that UCC financing statements have been filed in the appropriate places with respect to the Pledged Loans and the equity interests in the FC Portfolio Subsidiary;

(xvi)        Borrower shall deliver to the Bank a favorable opinion of counsel of Borrower, FC Portfolio Holdings LLC and FC Portfolio Subsidiary addressed to the Bank in such form and substance as may be acceptable to the Bank relating to such matters as the Bank may deem necessary and appropriate; and

(xvii)       Borrower, FC Portfolio Holdings LLC and FC Portfolio Subsidiary shall have delivered, or caused to have been delivered, to the Bank, in form and substance satisfactory to the Bank in its sole discretion, such other organizational documents, certificates of existence, certificates of authority, resolutions, financial statements, legal opinions, promissory notes, security agreements, UCC searches, financing statements and other documents as may be reasonably requested by the Bank in writing at least two (2) business days prior to the proposed date of the Advance.

(d)           Advances to Acquire Equity Interest.

Prior to any Advance the proceeds of which will be used by a FC Diversified Subsidiary to acquire a Pledged Equity Interest in or to make a capital contribution to a FC Diversified Subsidiary that is proposing to acquire an Asset Pool, the Borrower shall be satisfied, or shall have been previously satisfied and continue to be satisfied, in addition to the requirements of Section 5.01(b):

(i)            Borrower shall furnish to the Bank details concerning the Pledged Equity Interest including a copy of the certificate of formation of the FC Diversified Subsidiary, certified by the Texas Secretary of State, copies of the company agreement of the FC Diversified Subsidiary, organizational minutes, resolutions authorizing the acquisition of the Asset Pool, list of members, capital contributions of members and such other information and documents as the Bank requests;

(ii)           Borrower shall furnish to the Bank details concerning the Asset Pool to be acquired, including the identity of each borrower and any other obligor with respect to the indebtedness included in the Asset Pool, the amount of the each loan, the collateral for each loan, an evaluation of the collateral for each loan, a write-up concerning the collectability of each such loan including the payment history, Borrower’s analysis of the present value of each loan, evidence that the FC Diversified Subsidiary will receive the original notes in the Asset Pool, together with allonges reflecting the FC Diversified Subsidiary as the owner and holder of such notes, and such other information as the

Bank may request;

(iii)          Each separate Asset Pool shall be acquired by a FC Diversified Subsidiary, the company agreement of which shall be in a standard form approved by the Bank which shall, among other things (a) permit FC Diversified Holdings LLC to pledge its distributions, dividends or other amounts payable with respect to its membership interests in such FC Diversified Subsidiary, (b) provide for distributions of net cash flow from the Asset Pool to its members to the extent that funds are available on at least a monthly basis in the priority of the distribution provisions set forth in the limited liability company agreement or other agreements between the members of the FC Diversified Subsidiary, (c) prohibit amendment of the distribution provisions set forth in the limited liability company agreement or other agreements between the members of the FC Diversified Subsidiary without the consent of Borrower (which Borrower shall not give without consent of the Bank), (d) prohibit the borrowing of money and/or the granting of any liens or security interests on its assets or property, including, without limitation, the Asset Pool, without the consent of Borrower (which Borrower shall not give without consent of the Bank).

(iv)          Borrower shall furnish to the Bank certified copies from the state of formation of the certificate of formation (and all amendments thereto) of the FC Diversified Subsidiary, and certified copies from the secretary of the FC Diversified Subsidiary of its company agreement (which shall include provisions that the FC Diversified Subsidiary is a single purpose entity), organizational minutes, and resolutions authorizing the requested Advance and the execution of documents required by this Agreement;

(v)           Borrower shall furnish to the Bank searches of the records of the Office of the Secretary of State or analogous office of the state of formation of FC Diversified Holdings LLC, the FC Diversified Subsidiary and the seller of the Asset Pool with respect to UCC financing statements, tax liens, judgments and other filings which searches reveal no competing security interests, claims, encumbrances or liens with respect to the Asset Pool to be acquired or the Pledged Equity Interests;

(vi)          Borrower shall execute and deliver to the Bank, at least three (3) business days prior to the requested Advance, the Borrower Advance Request Certificate (Pledged Equity Interest) in the form attached hereto as Exhibit H, appropriately completed with all exhibits attached;

(vii)         Borrower shall deliver to the Bank a copy of the services agreement executed by the FC Diversified Subsidiary which is applicable to the Asset Pool;

(viii)        Borrower and Guarantor shall cause each Parent Entity of the FC Diversified Subsidiary to execute and deliver to the Bank a Pledge Agreement, in a form acceptable to the Bank, pursuant to which the Bank obtains a first priority security interest in the dividends, distributions and other amounts payable with respect to the membership interest owned by the Parent Entity in the FC Diversified Subsidiary that is acquiring the Asset Pool, accompanied by an Acknowledgement and Consent to Pledge, in the form attached hereto as Exhibit F;

(ix)           Borrower shall deliver to the Bank recent certificates of the appropriate government officials of the State of Texas as to the existence and good standing of the Borrower and the FC Diversified Subsidiary;

(x)            Borrower shall deliver to the Bank a copy of the Custodial Agreement executed by the FC Diversified Subsidiary which is applicable to the Asset Pool;

(xi)           Borrower shall have delivered to the Bank all financial statements required under Section 7.01 required to have been delivered as to the date that is ten (days) prior to the date of the Advance;

(xii)          Borrower shall deliver to the Bank evidence that UCC financing statements have been filed in the appropriate places with respect to the Pledged Equity Interests;

(xiii)         Borrower shall deliver to the Bank a favorable opinion of counsel of Borrower, the FC Parent and FC Diversified Subsidiary addressed to the Bank in such form and substance as may be acceptable to the Bank relating to such matters as the Bank may deem necessary and appropriate;

(xiv)        The Borrower shall deliver to the Bank an Acknowledgement and Consent to Pledge executed by FirstCity Financial Corporation, Borrower, VFC Member, LLC (or another partner approved by the Bank), FC Imperial Holdings LLC, each newly organized FC Imperial Subsidiary, and the Bank, in the form attached hereto as Exhibit F;

(xv)         The Borrower shall deliver to the Bank an Acknowledgement and Consent to Pledge executed by FirstCity Financial Corporation, Borrower, FC Imperial Holdings LLC, the other Person which is an member of the FC Diversified Subsidiary as approved in writing by the Bank, FC Imperial Holdings LLC, each newly organized FC Diversified Subsidiary which is not a FC Imperial Subsidiary, and the Bank, in the form attached hereto as Exhibit F;

(xvi)        Borrower and Guarantor shall cause FirstCity Servicing Corporation to execute a security agreement, collateral assignment and such other documents and instruments as may be requested by the Bank pursuant to which the Bank shall obtain a first priority security interest in the Servicing Fees payable to the Bank under any services agreement with such newly organized FC Diversified Subsidiary; and

(xvii)       Borrower, FC Diversified Holdings LLC, FC Imperial Holdings LLC and the FC Diversified Subsidiary shall have delivered, or caused to have been delivered, to the Bank, in form and substance satisfactory to the Bank in its sole discretion, such other organizational documents, certificates of existence, certificates of authority, resolutions, financial statements, legal opinions, promissory notes, security agreements, UCC searches, financing statements and other documents as may be reasonably requested by the Bank in writing at least two (2) business days prior to the proposed date of the Advance.

(e)           Advances For Working Capital.

Prior to any Advance the proceeds of which will be used for working capital, the Borrower shall be satisfied, or shall have been previously satisfied and continue to be satisfied, in addition to the requirements of Section 5.01(b):

(i)            Borrower shall furnish to the Bank details concerning the request for an Advance for working capital including the specific use for the funds to be provided under the Advance or expenses to be paid with such Advance;

(ii)           Borrower shall execute and deliver to the Bank, at least three (3) business days before the requested Advance, the Borrower Advance Request Certificate (Working Capital), in the form attached hereto as Exhibit I, appropriately completed with all exhibits attached;

(iii)          Borrower shall have delivered to the Bank all financial statements required under Section 7.01 required to have been delivered as to the date that is ten (10) days prior to the date of the Advance; and

(vi)          Borrower shall have delivered, or caused to have been delivered, to the Bank, in form and substance satisfactory to the Bank in its sole discretion, such other organizational documents, certificates of existence, certificates of authority, resolutions, financial statements, legal opinions, promissory notes, security agreements, UCC searches, financing statements and other documents as may be reasonably requested by the Bank in writing at least two (2) business days prior to the proposed date of the Advance.

(f)            Lending Limit; Participations.

Notwithstanding anything to the contrary contained herein or in any of the documents evidencing the Revolving Loan, the Bank shall not be obligated to make any Advance that would cause it to violate any law, rule, or regulation relating to lending limits.  Borrower acknowledges and agrees that the Bank intends to participate the Revolving Loan to other financial institutions and that when said Revolving Loan is fully funded, the maximum amount the Bank shall be required to fund is $7,500,000, subject in all respects to this Section 5.01(f) and the other terms and conditions of this Agreement and subject to the condition that the Bank shall be permitted to account for the participation as a true participation under generally accepted accounting principles.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BORROWER AND GUARANTOR

For the purposes of this Article VI, the term FC Entity shall not mean or include any FC Diversified Subsidiary; provided that Borrower will provide notice to Bank of any event, occurrence, action, breach, or failure to act by any such FC Diversified Subsidiary (or any REO Affiliate of such entity) that would otherwise constitute a breach of this Article VI (assuming such FC Diversified Subsidiary (or REO Affiliate of such entity) was an FC Entity) and Bank may elect to require a Reserve with respect to any such event, occurrence or action by any such FC Diversified Subsidiary (or any REO Affiliate of such entity) if such event, occurrence, action, breach or failure to act would, in the opinion of Bank, adversely affect the Net Cash Flow from Pledged Equity Interests to be received from such FC Diversified Subsidiary.

Representations and Warranties. Borrower and Guarantor hereby, jointly and severally, represent and warrant to the Bank as follows:

Section 6.01         Authority and Qualification.

The FC Entities (a) are each duly organized, validly existing, and in good standing under the laws of its state of formation, (b) each have the power and authority to execute, deliver and perform this Agreement, the Note and the other Loan Papers to which they are a party and to borrow or guarantee the Obligations hereunder (c) each person signing on behalf of the FC Entities has the power and authority to execute and deliver on behalf of the FC Entities the Loan Papers to which they are a party, (d) are each in all respects duly qualified and licensed under all applicable laws or regulations to own their respective properties as now owned and to carry on their respective businesses as now conducted and in which the failure to so qualify could have a material adverse affect on (i) the business, properties, operations, prospects or condition (financial or otherwise) of Borrower and the FC Entities, taken as a whole or (ii)  the ability of Borrower or any other FC Entity to perform, or of Bank to enforce, any of the Obligations, and (e) are each duly qualified to do business and are in good standing in every jurisdiction where the character of their respective properties or nature of their respective activities makes such qualification necessary and in which the failure to so qualify could have a material adverse affect on (i) the business, properties, operations, prospects or condition (financial or otherwise) of Borrower and the FC Entities, taken as a whole or (ii)  the ability of Borrower or any other FC Entity to perform, or of Bank to enforce, any of the Obligations.

Section 6.02         Financial Statements of Borrower and Guarantor; Net Cash Flow and NPEV Exhibits.

Each of the FC Entities has delivered to the Bank its financial statements and such financial statements have been prepared in accordance with generally accepted accounting principles and fairly reflect the financial condition of such FC Entity as of such dates and fairly reflect the results of the operations and/or businesses of such FC Entity for the periods then ended. There has been no material adverse change in the condition, financial or otherwise, of any of the FC Entities since the date of the last financial statement furnished by such FC Entity to the Bank.  The financial statements, financial information and other information filed by the Guarantor with the Securities and Exchange Commission on Form 10-K, Form 10-Q, Form 8-K, or any other filings are true, complete and accurate.  The Historical Net Cash Flow calculations with respect to each month from January 1, 2011 through and including March 31, 2012, which is attached hereto as Exhibit K, is an accurate, true and correct calculation of the Historical Net Cash Flow for the periods indicated in accordance with this Agreement.

Section 6.03         Default.

None of the FC Entities is in the default in any material respect under the provisions of any document or instrument evidencing any material obligation, indebtedness, or liability of the FC Entities or of any agreement relating thereto which would materially and adversely affect the business or properties of the FC Entity in default, or under any order, writ, injunction or decree of any court, and none of the FC Entities is in default in any material respect under, or in violation of any order, regulation, or demand, of any governmental instrumentality, which default or violation would have consequences which would materially and adversely affect the business or properties of the FC Entities.

Section 6.04         Compliance with Laws and Material Agreements.

The execution, delivery and performance by any of the FC Entities of this Agreement and the other Loan Papers to which they are a party will not violate any provision of law, any order of any court or Governmental Authority, and will not conflict with, result in a breach of the provisions of, constitute a default under, or result in the imposition of any lien, charge, or, other than as required hereunder, encumbrance upon the assets of any FC Entity pursuant to the provisions of any indenture, mortgage, deed of trust, franchise, permit, license, note, or other agreement or instrument to which an FC Entity is a party.

Section 6.05         Litigation and Judgments.

There is no action, suit, or proceeding, at law or in equity, or by or before any court or Governmental Authority, pending or threatened against or affecting any FC Entity (other than a FC Diversified Subsidiary or FC Portfolio Subsidiary), which, if adversely determined, would materially adversely affect the financial condition of any FC Entity or the ability of any FC Entity to perform its obligations as contemplated by this Agreement or the Loan Papers. There is no action, suit, or proceeding, at law or in equity, or by or before any Governmental Authority, pending or threatened against or affecting any FC Diversified Subsidiary or FC Portfolio Subsidiary which constitutes a material pending legal proceeding required to be disclosed by the Guarantor other than any such legal proceedings which are disclosed in the periodic reports filed on behalf of the Guarantor. There is no action, suit, or proceeding, at law or in equity, or by or before any court or Governmental Authority, pending or threatened against or affecting any FC Entity involving the validity or enforceability of any of the Loan Papers.

Section 6.06         Ownership of Properties; Liens.

Each FC Entity has good title or valid leasehold interests in its respective properties and assets, real and personal, including all accounts which are owned or used in connection with its services or with the production and distribution of its products, and none of such property or assets or leasehold interests is subject to any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, other than liens or security interests in favor of Bank or for the security interests granted by FirstCity Servicing Corporation to Bank of Scotland in certain assets of FirstCity Servicing Corporation (but not the servicing fees upon which the Bank has a first priority security interest).

Section 6.07         Taxes.

Each of the FC Entities has filed all federal and state tax returns or reports required of it, including but not limited to, income, franchise, employment, and sales taxes, and has paid all tax liability to the extent the same has become due and before it may have become delinquent in accordance with such returns, and Borrower and Guarantor know of no pending investigations of any FC Entity by any taxing authority, or of any material pending but unassessed tax liability.

Section 6.08         Enforceability.

This Agreement, the Notes, the Collateral Documents, and the other Loan Papers when delivered will be valid, binding, and enforceable in accordance with their respective terms.

Section 6.09         Corporate Structure.

Borrower is a wholly owned subsidiary of FirstCity Financial Corporation.  Borrower is the sole owner of FirstCity Servicing Corporation, FC Diversified Holdings LLC, and FC Portfolio Holdings LLC.  FC Diversified Holdings LLC is the sole owner of FC Highway 6 Holdings LLC, and FC Imperial Holdings LLC.  FC Imperial Holdings LLC is owner and holder of the percentage of the equity interests in the FC Imperial Subsidiaries set forth on the attached Exhibit B-1.

Section 6.10         Pledged Loans.

Upon the closing of the acquisition of any Pledged Loans, a FC Portfolio Subsidiary will be the owner and holder of the Pledged Loans, free and clear of all liens, security interests, claims, restrictions or encumbrances of any kind, except those in favor of the Bank.  Upon the closing of the acquisition of any Pledged Loans, the original promissory note and related allonges or a lost note affidavit executed by the seller from whom the FC Imperial Subsidiary acquired the loan or a prior owner and holder of the loan and other documents or instruments which Bank requests be part of the Pledged Files as provided in the Custodial Agreement will be held by the Custodian for the benefit of the Bank under the terms of the Custodial Agreement.  The Pledged Files will not be subject to any claims or interests of any prior custodial agreement or custodian.

Section 6.11                            Pledged Equity Interests.

Upon the closing of the acquisition of any Pledged Equity Interests, a FC Diversified Subsidiary will be the owner and holder of the Pledged Equity Interests, free and clear of all liens, security interests, claims, restrictions or encumbrances of any kind, except those in favor of the Bank.

Section 6.12                            FC Diversified Subsidiary Asset Pools.

Upon the closing of the acquisition of any Asset Pool by a FC Diversified Subsidiary, such FC Diversified Subsidiary will be the owner and holder of the loans in the Asset Pool, free and clear of all liens, security interests, claims, restrictions or encumbrances of any kind.  Upon the closing of the acquisition of any Asset Pool by a FC Diversified Subsidiary, the original promissory note and related allonges (or a lost note affidavit executed by the seller from whom the FC Diversified Subsidiary acquired the loan or a prior owner and holder of the loan) and any other documents which are to be held by the custodian for FC Diversified Subsidiary as provided in the custodial agreement entered into by the FC Diversified Subsidiary and the custodian, with all other documents relating to the Asset Pool to be held by the servicer pursuant to the services agreement for the sole benefit of such FC Diversified Subsidiary.  The documents held by the custodian for each FC Diversified Subsidiary will not be subject to any claims or interests of any prior custodial agreement or custodian.

ARTICLE VII

AFFIRMATIVE COVENANTS OF BORROWER AND GUARANTOR

For the purposes of this Article VII (other than Section 7.16), the term FC Entity shall not mean or include any FC Diversified Subsidiary; provided that Borrower will provide notice to Bank of any event, occurrence, action, breach or failure to act by any such FC Diversified Subsidiary (or any REO Affiliate of such entity) that would otherwise constitute a breach of this Article VII (assuming such FC Diversified Subsidiary (or any REO Affiliate of such entity) was an FC Entity) and Bank may elect to require a Reserve with respect to any such event, occurrence, breach, failure to act or action by any such FC Diversified Subsidiary (or any REO Affiliate of such entity)  if such event, occurrence or action would, in the opinion of Bank, adversely affect the Net Cash Flow from Pledged Equity Interests to be received from such FC Diversified Subsidiary.

Affirmative Covenants. Borrower and Guarantor covenant and agree as follows:

Section 7.01                            Financial Statements of Borrower and Guarantors.

(a)  As soon as available and in any event within forty-five (45) days after the close of each calendar month, as at the end of such month and for the period commencing at the end of the previous calendar year and ending with the end of such month, the Bank shall be furnished a consolidated and consolidating balance sheet of Borrower and the other FC Entities other than Guarantor, and the related statement of operations (including income statement) for such period, all certified by the CFO of each Borrower and of each other member of the consolidated group as being prepared in accordance with GAAP and to present fairly the financial position and results of operation of such Person for such period;

(b)  As soon as available but not later than one hundred five (105) days after the close of each calendar year of Borrower, as at the end of and for the calendar year just closed, the Bank shall be furnished a consolidated balance sheet of Borrower and the other FC Entities other than Guarantor, the related statement of operations (including income statement) and a reconciliation of capital for such year, all in reasonable detail and prepared in accordance with generally accepted accounting principles consistently applied, certified by a responsible person of such FC Entity to fairly and accurately present the financial condition and results of operations of such FC Entity at the date and for the periods indicated therein.

(c)  Within five (5) Business Days after delivery to the SEC by Guarantor, which in all cases shall be on a timely basis in accordance with the applicable document and the Securities Laws, the Bank shall be furnished copies of all financial statements, financial information, management discussion and analysis and other information filed by the Guarantor with the Securities and Exchange Commission on Form 10-K, Form 10-Q, Form 8-K, or any other filings, all of which shall be true, complete and accurate

Section 7.02                            Performance of Obligations.

The FC Entities will each duly and punctually cause to be paid and performed its obligations under this Agreement and the other Loan Papers, as the same may be amended or modified from time to time.

Section 7.03                            Preservation of Existence in Franchises and Conduct of Business.

Borrower and Guarantor will do or cause to be done all things necessary to preserve and keep in force its existence, rights, leases, patents, franchise agreements, and all other licenses or rights necessary to comply with all laws, regulations, rules, statutes, or other provisions applicable to it in the operation of its business. Borrower and Guarantor will conduct and operate their respective businesses in a good and businesslike manner

Section 7.04                            Maintenance of Properties.

Borrower and Guarantor will cause all of the properties of the FC Entities used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order, and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments, and improvements thereof, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that notwithstanding the foregoing, Bank acknowledges that it is contemplated that the FC Diversified Subsidiaries and FC Portfolio Subsidiaries will be liquidating their assets in the ordinary course of their business, and that the Distressed Assets held by such entities (or any REO Affiliates of such entities) will be maintained in a condition conducive to maximizing the net proceeds from liquidation of such Distressed Assets.

Section 7.05                            Payment of Taxes and Other Charges.

Borrower and Guarantor will promptly pay and discharge, or cause to be paid and discharged, all lawful taxes, assessments, and governmental charges or services imposed upon any of the FC Entities or upon their respective property, real, personal or mixed, belonging to any FC Entity or upon any part thereof, before the payment thereof shall become in default, as well as all lawful claims for labor, materials and supplies, which, if unpaid, might become a lien or charge upon such property, or upon any part thereof; provided, however, that neither Borrower nor Guarantor shall be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge, levy, or claim, so long as the validly or amount thereof shall be contested in good faith by appropriate proceedings diligently pursued, if appropriate reserves have been provided therefor. Notwithstanding the foregoing, with respect to Distressed Assets held by any of the FC Diversified Subsidiaries or FC Portfolio Subsidiaries (including any REO Affiliates of such entities), Borrower and Guarantor shall cause to be paid the lawful taxes, assessments and governmental charges or services as is necessary to protect and preserve the Distressed Assets to maximize the net proceeds from such Distressed Assets.

Section 7.06                            Insurance.

Borrower and Guarantor will keep or cause to be kept adequately insured by financially sound and reputable insurers such of the assets, business, and property of each FC Entity as are customarily insured by owners of similar property against loss or damage of the kinds customarily insured against by owners of similar property as are generally maintained by portfolio acquisition entities which are affiliates of the Guarantor. Notwithstanding the foregoing, with respect to Distressed Assets held by any of the FC Diversified Subsidiaries or FC Portfolio Subsidiaries (or any REO Affiliate of such entity), Borrower and Guarantor shall cause such property to be insured as is required under the terms of the servicing agreement (including any Servicing Agreement) entered into by the FC Diversified Subsidiary or FC Portfolio Subsidiary.  Upon the request of Bank, Borrower and Guarantor will furnish or cause to be furnished to the Bank, from time to time, a summary of its insurance coverage in form satisfactory to the Bank and if requested, will furnish the Bank copies of the applicable policies.

Section 7.07                            Maintenance of Books and Records.

Borrower and Guarantor will maintain and cause each of the other FC Entities to maintain proper books of record and account in which full, true and correct entries will be made on a consistent basis of all dealings and transactions in relation to its business and activities.

Section 7.08                            Inspection of Properties, Books and Records.

The Borrower and Guarantor will permit the Bank and its representatives to visit and inspect any of the properties of the FC Entities, to examine its and their books and accounts, and to discuss its and their affairs, finances and accounts, all at such reasonable times and as the Bank may reasonably request.  Notwithstanding the foregoing, the Bank’s rights under this Section 7.08 with respect to any FC Diversified Subsidiary shall be the same as the Parent Entity’s rights to inspect books and records under the terms of the company agreement or applicable law.

Section 7.09                            Compliance With Laws.

Borrower and Guarantor will comply and cause each of the other FC Entities (other than the FC Diversified Subsidiaries, in which case, Borrower and Guarantor will exercise commercially reasonable efforts to cause each FC Diversified Subsidiary (and any REO Affiliate of such entity)) to comply with all applicable laws, rules, regulations and orders of any court or Governmental Authorities and, in the case of the FC Diversified Subsidiaries or FC Portfolio Subsidiaries (or any REO Affiliate of such entities), where failure to so comply would have, or could reasonably be expected to have, in the opinion of the Bank, an adverse affect on the Net Cash Flow from Pledged Equity Interests or Net Cash Flow from Pledged Loans to be received from such FC Diversified Subsidiary or FC Portfolio Subsidiary.

Section 7.10                            Notice of Litigation, Material Adverse Changes, and Events of Default.

Borrower and Guarantor will promptly give to the Bank a notice in writing of (i) any litigation or any proceeding before any court or Governmental Authority to which any of the FC Entities is a party which, if adversely determined, would result in either (A) a monetary judgment equal to or (other than the FC Diversified Subsidiaries and FC Portfolio Subsidiaries) greater than $1,000,000, or (B) a judgment for other than monetary damages, (ii) any other matter which would materially adversely affect the business, financial condition, Net Cash Flow or operations of an FC Entity, and (iii) the occurrence of any event or circumstance that constitutes or could constitute with notice and lapse of time a default or event of default with respect to the Revolving Loan, and (iv) any claims by an obligor under or pledgor of collateral for a Distressed Asset in any litigation involving any FC Diversified Subsidiary or FC Portfolio Subsidiary (or any REO Affiliate of such entity), where such claim exceeds the indebtedness of such obligor or pledgor to the FC Entity and which constitutes a material pending legal proceeding required to be disclosed by the Guarantor.

Section 7.11                            Further Assurances.

Upon the request of the Bank, the Borrower and Guarantor (only to the extent contemplated by this Agreement) shall duly execute and deliver, or cause to be executed and delivered to the Bank, at the cost and expense of the Borrower, such further instruments as may be necessary or proper in the reasonable judgment of the Bank, to carry out the provisions and purposes of this Agreement and the other Loan Papers and to do all things necessary to preserve, validate, perfect, and/or continue the liens and security interests of the Bank under the Loan Papers.

Section 7.12                            Pledged Loan and Asset Pool Loan Report; Waterfall Certificate.

(a)                                  On or before the 15th day of each month, Borrower shall deliver to Bank a report prepared by the Borrower (with supporting documentation from the servicer(s)) of the Pledged Loans and Asset Pool Loans which reflects (i) the payment status of each Pledged Loan and Asset Pool Loans including the number of days past due; (ii) the unpaid principal balance of each Pledged Loan and Asset Pool Loan; (iii) a monthly analysis and assessment of the present value of the loans and assets constituting Pledged Loans or Asset Pool Loans and projected monthly collections with respect to the Pledged Loans and Asset Pool Loans; (iv) the collection status of Pledged Loans and Asset Pool Loans; (v) the aggregate payments received with respect to such Pledged Loans and Asset Pool Loans for the previous month and in total; (vi) a monthly calculation, including all assumptions, of the NPEV with respect to each Pledged Loan and Asset Pool Loan, (vii) a calculation of the NPEV Ratio as of the last day of the prior month calculated in a manner consistent with prior reports, (viii) an identification of the nature and amount of any Protective Advances for the previous month, (ix) a disbursement report reflecting amounts collected on the Pledged Loans and Asset Pool Loans, the amount disbursed for Protective Advances, Servicing Fees and other disbursements, and a calculation of the monthly payment which Borrower believes is due in accordance with this Agreement, and (x) such other information as Bank may reasonably request.  Bank is not bound by the calculations in such report and specifically reserves the right to challenge such calculations.

(b)                                 On or before the fifteenth (15th) day of each month, Borrower shall deliver to Bank (i) a Waterfall Certificate in respect of each FC Diversified Subsidiary or FC Portfolio Subsidiary for all Asset Net Cash Flow received by each such entity for the prior month and where appropriate, each Asset Pool, certified by an executive officer of Borrower; (ii) a servicing fee report showing all servicing fees (including all Servicing Fees) received by the Servicer from each FC Portfolio Subsidiary and each FC Diversified Subsidiary for the prior month, certified by an executive officer of Borrower; (iii) a Summary Waterfall Certificate in respect of the Borrower; and (iv) a report in the form attached hereto as Exhibit L setting forth the computation of the Aggregate Undistributed Funds of all FC Diversified Subsidiaries and

FC Portfolio Subsidiaries.

(c)                                  Borrower shall give the Bank notice if the amount of Aggregate Undistributed Funds at any time exceeds $1,000,000.

(d)                                 Borrower shall notify Bank of the failure of any FC Diversified Subsidiary to make distributions of net cash flow from any Asset Pool to its members pursuant to the distribution provisions set forth in the limited liability company agreement or other agreement between the members of the FC Diversified Subsidiary to the extent that funds were available in the priority set forth in such agreements.  Bank may elect to require a Reserve with respect to any such FC Diversified Subsidiary as a result of the failure of the FC Diversified Subsidiary to make the distribution.

Section 7.13                            Servicer.

Borrower shall cause FirstCity Servicing Corporation to continue as the servicer with respect to the Pledged Loans.  Borrower will provide notice to Bank within two (2) days after Borrower is advised of the termination or replacement, in whole or part, of Servicer with respect to the servicing of the Asset Pool Loans.

Section 7.14                            Servicing of Assets.

Borrower shall cause the Pledged Loans to be serviced in accordance with the terms of the existing Services Agreements and, in the case of newly acquired Pledged Loans, in accordance with the terms of a Servicing Agreement in a form approved by the Bank.  Borrower shall cause the Asset Pool Loans to be serviced in accordance with the terms of services agreements which are substantially similar to the terms of the Services Agreement attached as Exhibit E.  Borrower shall provide to the Bank such reports and other information as the Bank may request to evidence compliance with the terms of this Section 7.14.

Section 7.15                            Maintenance of Representations and Warranties.

The representations and warranties of the Borrower and Guarantor in this Agreement and in the Loan Papers shall be continuing representations and warranties and shall continue to be accurate until the Note and Obligations have been paid in full.

Section 7.16                            Financial Covenants.

(a)                                  Borrower and all other FC Entities excluding the Guarantor, on a consolidated basis, shall, at the end of each fiscal quarter:

(i)                                     maintain a Tangible Net Worth for Borrower and all FC Entities other than Guarantor equal to or greater than $75,000,000 for the last day of the fiscal quarter then ended; and

(ii)                                  maintain a ratio of Borrower Net Cash Flow to Total Interest and Fee Expense of not less than 2.00 to 1.00 for the four fiscal quarters then ended.

(b)                                 All covenants set forth in this Section 7.16 shall be measured quarterly, upon receipt of the financial statements delivered to Bank pursuant to Section 7.01.

(c)                                  On or before May 15, August 15, November 15 and February 15 of each year, Borrower shall deliver to the Bank a certificate signed by the chief financial officer of Borrower setting forth the Tangible Net Worth and the ratio of Borrower Net Cash Flow to Total Interest and Fee Expense, together with the details of such calculations, and such certificate shall certify the accuracy of such calculations.

(d)                                 For purposes of this Section 7.16, the capitalized terms not otherwise defined in this Agreement shall have the following meanings:

“Borrower Net Cash Flow” shall mean, for any period, the amount of Gross Waterfall Distributions less Total Operating Expenses in such period.

“Gross Waterfall Distributions” shall mean, for any period, the aggregate amounts distributed by the FC Diversified Subsidiaries and FC Portfolio Subsidiaries to the Borrower as set forth in the Summary Waterfall Certificate delivered by the Borrower for such period.

“Tangible Net Worth” shall mean, at any time, the total of shareholders’ equity (including capital stock (both common and preferred), additional paid—in capital and retained earnings after deducting treasury stock of a Person), less the sum of the total amount of any intangible Assets, which, for purposes of this definition, shall include, without limitation, general intangibles and, if applicable, all accounts receivable not incurred in the ordinary course of business from any affiliate of such Person or any loans to directors or officers of any affiliate of such Person, unamortized deferred charges and good will, all as determined in accordance with GAAP.

“Total Interest and Fee Expense” shall mean, for any period, total interest and fees payable during such period by the Borrower under this Agreement.

“Total Operating Expenses” shall mean, for any period, the sum of all Operating Expenses during such period of the Borrower and the other FC Entities (other than Guarantor), determined in accordance with GAAP and as reflected on the financial statements of each such entity.

Section 7.17                            Activities of FC Diversified Subsidiaries and FC Portfolio Subsidiaries.

In furtherance and not in limitation of the other restrictions set forth in this Agreement, Borrower shall ensure that no FC Diversified Subsidiary (or any REO Affiliate of such entity) or FC Portfolio Subsidiary (or any REO Affiliate of such entity) engages in any activity other than acquiring, owning, collecting and liquidating Distressed Assets and Asset Pools and shall have no assets other than such Distressed Assets and Asset Pools, collections thereon and interests in REO Affiliates of which it is the REO Owner, or the ownership of Incidental Equity Interests.

Section 7.18                            Fees.

Borrower shall pay the fees set forth on Exhibit M.  The obligation to pay any such fees earned prior to the termination of this Agreement shall survive the payment of the Note.

Section 7.19                            Notice of Modification of Rolling NPV for Distressed Assets; Reserves Related to Acquisition of Distressed Assets.

On or before the fifteenth (15th) day of each month, Borrower shall provide Bank with notice of all Distressed Assets with a NPEV of $100,000.00 or more and with a change as of the end of the prior month in the Rolling NPV of such Distressed Asset in excess of 10% (either increase or decrease) as compared to the Rolling NPV previously in effect for such Distressed Asset.  As to any Pledged Loan of a FC Portfolio Subsidiary as to which there is a change in the Rolling NPV for that Pledged Loan in excess of 10% (either increase or decrease) from the Rolling NPV as last disclosed to Bank which is not acceptable to Bank, Bank may establish a Reserve in connection with the determination of the NPEV Ratio.  In connection with the acquisition of any Pledged Loans or Asset Pools or at any time thereafter, Bank may establish a Reserve in connection with the NPEV Ratio to address concerns of Bank related to the Distressed Assets.

Section 7.20                            Protective Advance Report.

On or before the 15th of each month, Borrower shall deliver to Bank (i) a completed Protective Advance Report in the form of the attached Exhibit N attached hereto, showing as of the close of business on the last Business Day of the preceding calendar month the aggregate amount retained by the FC Portfolio Subsidiaries to pay Protective Advances not theretofore paid, the aggregate amount of Protective Advances theretofore paid, and the aggregate amount withheld for payment of Protective Advances (in the aggregate) by such Persons during the immediately preceding calendar month, and (ii) a report in the form of Exhibit O attached hereto, showing as of the close of business on the last Business Day of the preceding calendar month, the projected Protective Advance expenses to be incurred in the aggregate for each month for each Asset owned by that FC Portfolio Subsidiary during the 60 month period after the end of the preceding calendar month.

Section 7.21                            Control Agreement.

Within thirty (30) days after the acquisition of Pledged Loan by a FC Portfolio Subsidiary, the Bank and the depository bank shall enter into a deposit account control agreement related to the Lock-Box Account of the FC Portfolio Subsidiary.

Section 7.22                            General Covenant.

Borrower and Guarantor warrant and represent to and covenants with the Bank that, so long as this Agreement is in effect, and until the Revolving Loan, together with interest and all other Obligations, are paid in full,  Borrower will (unless it shall have first procured the written consent of the Bank to do otherwise) (i) perform the obligations set forth in this Article VII, (ii) cause each other FC Entity (other than a FC Diversified Subsidiary) to perform the obligations set forth in this Article VII which are applicable to such FC Entity (other than a FC Diversified Subsidiary) and (iii) use its commercially reasonable efforts to the extent it has the authority to do so, to cause each FC Diversified Subsidiary to perform the obligations set forth in this Article VII which are applicable to such FC Diversified Subsidiary.

Section 7.23  Bank Accounts.

Borrower shall maintain the Borrower Control Account and Borrower Operating Account with Bank.  Borrower shall either maintain all of its other bank accounts with the Bank or maintain such other bank accounts in a financial institution which has entered into a deposit account control agreement for the benefit of the Bank covering such bank accounts.  If Borrower elects to hold its bank accounts (excluding the Borrower Control Account and the Borrower Operating Account) in a financial institution other than Bank, on or before the expiration of thirty (30) days following the Effective Date, Borrower shall cause such financial institution to enter into a deposit account control agreement with the Bank in form and substance acceptable to the Bank, pursuant to which the Bank obtains a first priority security interest in such accounts.  Borrower and Guarantor shall cause FC Diversified Holdings, LLC, FC Imperial Holdings LLC,  FC Highway 6 Holdings LLC, and FC Portfolio Holdings LLC to either maintain all of their bank accounts with the Bank or maintain such bank accounts in a financial institution which has entered into a control agreement for the benefit of the Bank covering such bank accounts.  If any of FC Diversified Holdings, LLC, FC Imperial Holdings LLC, FC Highway 6 Holdings LLC, or FC Portfolio Holdings LLC shall elect to hold its bank accounts in a financial institution other than the Bank, on or before the expiration of thirty (30) days following the Effective Date, Borrower and Guarantor shall cause such financial institution to enter into a deposit account control agreement with the Bank in form and substance acceptable to the Bank, pursuant to which the Bank obtains a first priority security interest in such accounts.

Section 7.24  Intervest Bancshares Corp. Stock.

On or before the expiration of thirty (30) days following the Effective Date, Borrower shall cause FC Highway 6 Holdings LLC to take all steps necessary to perfect the Bank’s first-priority security interest in the 127,500 shares of Intervest Bancshares Corp. stock owned by FC Highway 6 Holdings LLC.

ARTICLE VIII

NEGATIVE COVENANTS OF BORROWER AND GUARANTOR

For the purposes of this Article VIII, the term FC Entity shall not mean or include any FC Diversified Subsidiary; provided that Borrower will provide notice to Bank of any event, occurrence, action, breach or failure to act by any such FC Diversified Subsidiary (or any REO Affiliate of such entity) that would otherwise constitute a breach of this Article VIII (assuming such FC Diversified Subsidiary (or any REO Affiliate of such entity) was an FC Entity) and Bank may elect to require a Reserve with respect to any such event, occurrence, action, breach or failure to act by any such FC Diversified Subsidiary (or any REO Affiliate of such entity)  if such event, occurrence or action would, in the opinion of Bank,  adversely affects the Net Cash Flow from Pledged Equity Interests to be received from such FC Diversified Subsidiary.

Negative Covenants. The Borrower and Guarantor covenant and agree that, as long as Borrower may borrow hereunder and until payment in full of the Note:

Section 8.01                            Additional Debt.

The FC Entities (other than Guarantor, but including REO Affiliates of such entities) will not incur, create, assume, or permit to exist any Debt except (i) Debt to the Bank, (ii) trade indebtedness incurred in the ordinary course of business, (iii) taxes, assessments, and governmental charges being contested in good faith by appropriate proceedings diligently pursued, if appropriate reserves have been provided therefore; (iv) in the case of an REO Affiliate, indebtedness to the related FC Diversified Subsidiary or FC Portfolio Subsidiary for the purchase of the assets held by such REO Affiliate, and (v) endorsements, assumptions or other contingent obligations entered into by any FC Diversified Subsidiary or FC Portfolio Subsidiary in favor of the seller in connection with the purchase or acquisition of Distressed Assets.  Guarantor will notify the Bank if it incurs borrowed indebtedness in excess of $5,000,000.

Section 8.02                            Liens.

The FC Entities (other than Guarantor) will not hereafter create, assume, or permit to exist any mortgage, lien, security interest, charge, encumbrance, or pledge of any kind against any of its property including, without limitation the Pledged Equity Interests.

Section 8.03                            Sales of Assets, Acquisitions, and Dissolutions.

None of the FC Entities shall dissolve, liquidate or issue additional equity interests, or enter into an agreement that will result in a Change of Control; provided that the sale, collection or liquidation of Distressed Assets held by a FC Diversified Subsidiary or a FC Portfolio Subsidiary in the normal course of business shall not be considered a Change of Control for purposes of this sentence; and provided further, upon ten (10) days advance notice to the Bank, a FC Diversified Subsidiary or FC Portfolio Subsidiary may be dissolved or merged into another such entity upon the liquidation of substantially all of the assets of such Person that can reasonably be expected to be collected or sold. The FC Entities will not, except as permitted by a services agreement to which that entity is a party or otherwise in the ordinary course of business, sell, transfer, convey, or lease all or any part of its property which is subject to a lien, security interest, or assignment created pursuant to the Loan Papers.  The FC Entities will not acquire all or a substantial part of the property or assets of any other person or entity or a controlling interest in the shares or similar interest in any corporation or other entity other than with respect to Incidental Equity Interests or by any FC Diversified Subsidiary or FC Portfolio Subsidiary in the ordinary course of the acquisition of Distressed Assets; provided that one FC Entity may acquire the property or assets of another FC Entity after such other FC Entity has liquidated substantially all of its assets that can reasonably be expected to be sold or collected.

Section 8.04                            Guarantor of Indebtedness.

The FC Entities (other than Guarantor, but including REO Affiliates of such entities) will not become liable, directly or indirectly, as guarantor or otherwise, for any obligation of any other person or entity, except for the endorsement of commercial paper for deposit or collection in the ordinary course of business or the endorsements, assumptions or other contingent obligations entered into by any FC Diversified Subsidiary or FC Portfolio Subsidiary in favor of the seller in connection with the purchase or acquisition of Distressed Assets.  Guarantor will notify the Bank if it guarantees borrowed indebtedness in excess of $5,000,000.

Section 8.05                            Change of Name, Reorganization, Stock Transactions.

Except as allowed under Section 8.03, the FC Entities will not change its name, enter into any merger, consolidation, reorganization or recapitalization, or reclassify its equity interests. The Borrower will not issue, redeem, purchase, or retire any of its capital stock (or any partnership interest if Borrower is a partnership) or grant or issue any warrant, right or option pertaining thereto, or other security con-

vertible into any of the foregoing.

Section 8.06                            Additional Information.

The FC Entities will not furnish the Bank with any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it is furnished.

Section 8.07                            Margin Stock.

The FC Entities will not, directly or indirectly, apply any part of the proceeds of the Revolving Loans to the purchasing or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations, or rulings thereunder.

Section 8.08                            Collateral Value.

On each Distribution Date, the unpaid principal balance of the Note after reduction for distributions applied to the principal balance of the Note under Section 2.02(b) and any mandatory payment made pursuant to Section 2.02(d) shall not equal or exceed an amount that causes the NPEV Ratio to equal or exceed 25.0%.

Section 8.09                            Amendment to Constituent Documents.

The FC Entities (other than the FC Diversified Subsidiaries) shall not amend or restate its Certificate of Formation, Company Agreement or other constituent documents without the written consent of the Bank. The FC Diversified Subsidiaries shall not amend any Certificate of Formation, company agreement or other constituent document in a manner that would be inconsistent with Section 5.01(d)(iii).

Section 8.10                            Pledging of Membership Interests in FC Diversified Subsidiary or FC Portfolio Subsidiary.

No lien, security interest, pledge or other encumbrance shall be placed on the membership interests of the FC Diversified Subsidiaries or FC Portfolio Subsidiaries (or any REO Affiliate of such entity) held by any Parent Entity or by FC Portfolio Holdings, LLC other than those in favor of the Bank.

Section 8.11                            General Covenant.

Borrower and Guarantor warrant and represent to and covenants with the Bank that, so long as this Agreement is in effect, and until the Revolving Loan, together with interest and all other Obligations, are paid in full, Borrower will (unless it shall have first procured the written consent of the Bank to do otherwise) (i) perform the obligations set forth in this Article VIII, (ii) cause each other FC Entity (other than a FC Diversified Subsidiary) to perform the obligations set forth in this Article VIII which are applicable to such FC Entity (other than a FC Diversified Subsidiary) and (iii) use its commercially reasonable efforts to the extent it has the authority to do so, to cause each FC Diversified Subsidiary to perform the obligations set forth in this Article VIII which are applicable to such FC Diversified Subsidiary.

ARTICLE IX

DEFAULT

For the purposes of this Article IX, the term FC Entity shall not mean or include any FC Diversified Subsidiary; provided that Borrower will provide notice to Bank of any event, occurrence, action, breach or failure to act by any such FC Diversified Subsidiary (or any REO Affiliate of such entity) that would otherwise constitute an Event of Default under this Article IX (assuming such FC Diversified Subsidiary (or any REO Affiliate of such entity)  was an FC Entity) and Bank may elect to require a Reserve with respect to any such event, occurrence, action, breach or failure to act by any such FC Diversified Subsidiary (or any REO Affiliate of such entity) if such event, occurrence or action would, in the opinion of Bank, adversely affect the Net Cash Flow from Pledged Equity Interests to be received from such FC Diversified Subsidiary.

Section 9.01                            Events of Default.

Without in any manner impairing the demand nature of the Note (if such Note provides for payment on demand), each of the following shall be deemed an “Event of Default,” the occurrence of which shall, at the option of the Bank, terminate Bank’s obligation to make Advances hereunder or if any Advance or any portion thereof is then outstanding, the occurrence of which shall, at the Bank’s option, cause all sums owing to the Bank hereunder, directly under the Note, as well as all other of the Obligations, forthwith to become due and payable on demand, without presentment, protest, notice of acceleration or intent to accelerate, or other notice of any kind, all of which are hereby expressly waived:

(a)                                  Failure to pay any installment of principal or interest on the Note or any other portion of the Obligations, or any renewals thereof, as the same shall become due and payable, as therein or herein expressed, whether at maturity, by declaration as authorized in the Note or by this Agreement, or otherwise.

(b)                                 Borrower, Guarantor or any of the other FC Entities shall refuse or fail to observe or perform or comply with any other of the covenants, warranties, representations, conditions and agreements which such person or entity is obligated to observe, perform or comply with in this Agreement, the Note, or other Loan Papers.

(c)                                  Any representation or warranty made by Borrower or Guarantor is untrue in any material respect, or any schedule, statements, report, certification, notice or writing furnished by Borrower, Guarantor or any of the other FC Entities to the Bank is untrue in any material respect on the date as of which the facts set forth are stated or certified, or information is omitted from such schedules, statements, reports, certification, notices, or writings and the omission of such information would cause the representations and warranties contained therein to be misleading in any material respect.

(d)                                 Borrower, Guarantor or any of the other FC Entities shall have had an order for relief entered against it under the Bankruptcy Reform Act of 1978 (the “Code”), or a trustee or receiver shall be appointed for any of the FC Entities of all or a substantial part of any of its property in any involuntary proceeding under the Code or otherwise, or any court shall have taken jurisdiction of all or a substantial part of any of its property in any involuntary proceeding for the reorganization, dissolution, liquidation or winding up of any of the FC Entities, and such trustee or receiver shall not be discharged or such jurisdiction relinquished or vacated or stayed on appeal within thirty (30) days; or an involuntary petition for relief under the Code which is filed against any of the FC Entities has not been dismissed within thirty (30) days from the date of its filing; or any of the FC Entities shall become insolvent or shall admit in writing its inability to pay its debts generally as they become due, or shall generally not be paying its debts as such debts become due, or shall consent to the appointment of a receiver or trustee or liquidator all of its property or a substantial part thereof, or shall have failed within thirty (30) days to pay or bond or otherwise discharge any judgment or any attachment of a material item of property which is unstayed on appeal.

(e)                                  The occurrence of any material default or event of default by a FC Portfolio Subsidiary under any of the Services Agreements or Custodial Agreements, the breach by the Servicer, Borrower or FC Portfolio Subsidiary of any of the Services Agreement or the breach by FC Portfolio Holdings LLC, a FC Portfolio Subsidiary, or Servicer of any of the Custodial Agreements.

(f)                                    The failure to pay accrued and unpaid interest on the Note on a monthly basis.

(g)                                 The occurrence of any default or event of default (which in each case has not been cured within any applicable cure period) under any of the Loan Papers.

(h)                                 FirstCity Servicing Corporation ceases to be the Servicer with respect to the Pledged Loans.

Section 9.02                            Remedies Upon Default.

Upon the occurrence of an Event of Default (other than with respect to any event, occurrence or action relating to a FC Diversified Subsidiary), the Bank may without notice terminate its commitment to lend hereunder and declare the Obligations or any part thereof to be immediately due and payable without demand, presentment, notice of dishonor, or protest, or notice of acceleration or intent to accelerate, all of which are hereby expressly waived. Upon the occurrence of any such Event of Default, the Bank may exercise all rights available to it in law or in equity, under the Loan Papers or otherwise.  Upon any event, occurrence, action, breach or failure to act by any FC Diversified Subsidiary (or any REO Affiliate of such entity)  that would otherwise constitute an Event of Default assuming such FC Diversified Subsidiary (or any REO Affiliate of such entity) were a FC Entity for purposes of this Article IX, Bank may elect to require a Reserve with respect to any such event, occurrence, action, breach or failure to act by any such FC Diversified Subsidiary (or any REO Affiliate of such entity) if such event, occurrence, action, breach or failure to act would, in the opinion of Bank, adversely affect the Net Cash Flow from Pledged Equity Interests to be received from such FC Diversified Subsidiary.  Without limiting the generality of Sections 9.02 and 9.03, upon the occurrence and during the continuance of an Event of Default, the Bank shall have the right, at any time in its discretion and without notice to Borrower, Guarantor or any other individual or entity, to issue instructions to any or all of the issuers of securities which constitute part of the Collateral (including the FC Diversified Subsidiaries, FC Portfolio Subsidiaries, FC Highway 6 Holdings LLC, FC Diversified Holdings LLC, FC Portfolio Holdings LLC, and FC Imperial Holdings LLC) [collectively, the “Issuers”] with regard to the disposition of the Collateral, and each such Issuer is hereby authorized and directed by Borrower and Guarantor to comply with such instructions without any other or further instructions from Borrower, Guarantor or any other person or entity.  Each Issuer is authorized, and Borrower and Guarantor hereby direct each Issuer, to comply with such instructions from the Bank notwithstanding any inconsistent or contrary instructions from Borrower, Guarantor or any other person or entity.

Section 9.03                            Additional Remedies.

In addition to any other security required or permitted hereunder, Borrower hereby grants the

Bank a lien, security interest, mortgage and/or pledge for the payment of all debts and liabilities of Borrower to the Bank upon all monies, deposit accounts, investment property, securities, or other property of Borrower, now or hereafter held by the Bank (including property held in safekeeping, custody or pledge, or any items received for collection or transmission and the proceeds thereof), and the Bank shall have at all times the right to withhold payment of the balance of any deposit account (whether general or special) of Borrower with the Bank. The Bank may appropriate and apply to the payment of any liabilities of Borrower to the Bank, whether or not then due, any security therefor and any monies, deposit accounts, investment property, claims, securities, or other property or proceeds thereof, or may sell, assign, give options to purchase, and deliver the whole or any part thereof in one or more parcels, at public or private sale, at the Bank’s office, or at any exchange or brokers’ board, or elsewhere, for cash, upon credit, or for future delivery, without demand, advertisement, or notice, which are hereby expressly waived; and upon any such sale the Bank may become the purchaser of any such property free from any right of redemption, which is hereby waived and released.

ARTICLE X

MISCELLANEOUS

Section 10.01                     Waiver.

Neither this Agreement nor any provisions hereof may be changed, waived, discharged, or terminated orally, but only by instrument in writing signed by the party against whom enforcement of the charge, waiver, discharge or termination is sought.

Section 10.02                     Benefit.

Neither Borrower nor Guarantor may transfer or assign its rights and obligations hereunder, and, subject to such restriction, the provisions hereof shall extend to and be binding upon its respective successors and assigns. All covenants and agreements made by or on behalf of any of the parties hereto shall bind and inure to the benefit of and be enforceable by, the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of, and be enforceable by, the holder or holders of the Note.

Section 10.03                     Survival of Representations and Warranties.

All representations and warranties contained herein or in any other instrument contemplated hereby shall survive the execution and delivery of this Agreement, the Note, and the other Loan Papers, and neither investigation by the Bank nor any closing shall affect the representations and warranties or the right of the Bank to rely on and enforce them.

Section 10.04                     Notices.

Any and all notices or demands which must or may be given hereunder or under any other instrument contemplated hereby shall be given by delivery in person or by registered or certified mail, return receipt requested, postage prepaid, to the parties hereto at the addresses specified above. All such communications, notices, or presentations and demands provided for herein shall be deemed to have been delivered when actually delivered in person to the respective parties, or if mailed, then on the date of mailing, provided that such mailing is by registered or certified mail, return receipt requested, with postage prepaid.

Section 10.05                     Maximum Interest Rate.

No provision of this Agreement or of the Note shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is hereby provided for, or shall adjudicated to be so provided, in the Note or otherwise in connection with this loan transaction, the provisions of this Section 10.05 shall govern and prevail, and neither Borrower nor the sureties, guarantors, successors or assigns of Borrower shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. In the event the Bank ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of indebtedness evidenced by the Note, and, if the principal amounts of the Note have been paid and provided for in full, any remaining excess shall forthwith be paid to Borrower.

Section 10.06                     Expenses.

Borrower shall pay or reimburse Bank for all reasonable costs and expenses (including attorneys’ fees) incurred by Bank in connection with the negotiation, making, monitoring or enforcing the Loan or the preparation of any Loan Papers including, without limitation, custodial fees under the Custodial Agreements with respect to the Pledged Files of the FC Portfolio Subsidiaries, appraisal fees, UCC search fees, recording fees, insurance premiums, taxes and any and all other such costs and expenses.  The fees and expenses incurred by the Bank for the initial negotiation and documentation of the Loan Papers shall be paid upon receipt of an invoice, notwithstanding the provisions of Section 2.02(b).

Section 10.07                     Choice of Law and Venue; Submission to Jurisdiction; Service of Process.

(a)                                  THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF). THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF McLENNAN, STATE OF TEXAS OR, AT THE SOLE OPTION OF BANK, IN ANY OTHER COURT IN WHICH BANK SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY.

(b)                                 BORROWER AND GUARANTOR HEREBY SUBMIT FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

(c)                                  BORROWER AND GUARANTOR HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT, OR OTHER PROCESS ISSUED IN ANY ACTION OR PROCEEDING AND AGREE THAT SERVICE OF SUCH SUMMONS, COMPLAINT, OR OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER OR GUARANTOR AT ITS ADDRESS FOR NOTICES IN ACCORDANCE WITH THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S OR GUARANTOR’S ACTUAL RECEIPT THEREOF OR THREE

DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

(d)                                 NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF SECURED PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY BANK OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

Section 10.08                     Counterparts.

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.09                     Severability.

Any Section, clause, Subsection, sentence, paragraph, or provision of this Agreement held by a court of competent jurisdiction to be invalid, illegal, or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but the effect thereof shall be confined to the Section, clause, Subsection, sentence, paragraph or provisions so held to be invalid, illegal or ineffective.

Section 10.10                     Effect of Waiver.

No consent or waiver, express or implied, by the Bank to or of any breach of or deviation from any covenant, condition or duty of Borrower or Guarantor shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

Section 10.11                     Waiver of Jury Trial.

BORROWER, GUARANTOR AND BANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND BANK REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.12                     Indemnity.

Borrower and Guarantor, jointly and severally, agree to pay, indemnify or reimburse the Bank, its affiliates, and its and their respective officers, directors, partners, employees, advisors, agents, controlling persons and trustees (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee by any third party or by any FC Entity arising out of, in connection with, or as a result of, (i) the execution or delivery of this Agreement, any other Collateral Document or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, including, without limitation, the use or proposed use of proceeds of the Revolving Loan, (iii) the collection of the Pledged Loans or Asset Pool Loans or foreclosure or repossession of any of the collateral securing the Pledged Loans or Asset Pool Loans, and (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by an FC Entity, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this Section 10.12, collectively, the “Indemnified Liabilities”), provided that neither the Borrower nor Guarantor shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the material breach by the Bank of a material term of the Loan Papers, or the gross negligence or willful misconduct of, in each case as determined by a final and nonappealable decision of a court of competent jurisdiction (a “Final Decision”), such Indemnitee, any of its affiliates or its or their respective officers, directors, partners, employees, agents or controlling persons. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Revolving Loan. All amounts due under this Section 10.12 shall be payable not later than 30 days after written demand therefor, unless there is a good faith claim that the Bank materially breached a material term of the Loan Papers or engaged in gross negligence or willful misconduct, in which case amounts due under this Section 10.12 shall not be due until thirty days after a Final Decision with respect to whether or not the Bank materially breached a material term of the Loan Papers or engaged in gross negligence or willful misconduct, provided, however, in no event shall any claim that the Bank materially breached a material term of the Loan Papers relieve Borrower or Guarantor of their respective obligations to make payments as they become due on the Revolving Loan in accordance with the other terms of this Agreement, the Note and other Loan Papers, without set off or counterclaim.  If Borrower or Guarantor refuses to pay the Indemnified Liability within thirty days after demand therefor (the “Presumptive Due Date”) based upon a claim that the Bank materially breached a material term of the Loan Papers or engaged in gross negligence or willful misconduct and the matter is resolved without a Final Decision, then Borrower and Guarantor shall pay the Indemnified Liabilities, plus interest at 10% per annum from the Presumptive Due Date, within thirty days after such matter is resolved.  The agreements in this Section 10.12 shall survive repayment of the Loan and all other amounts payable hereunder.

Section 10.13                     Non-Application of Chapter 346 of Texas Finance Code.

The provisions of Chapter 346 of the Texas Finance Code (V.T.C.A., Finance Code § 346, et.seq.) are specifically declared by the parties hereto not to be applicable to this Agreement or any of the Loan Papers or to the transactions contemplated hereby.

Section 10.14                     Participations.

The Bank may sell participations in all or a portion of the Bank’s rights and obligations under this Agreement (including all or a portion of the Revolving Loan owing to it) (each, a “Participation”) to one or more additional banks or financial institutions, provided that, (i) the Borrower and Guarantor shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Agreement, and (ii) the Bank shall notify Borrower of the name of a proposed participant in advance of the sale of such participation interest, and the Bank shall consider any objection by the Borrower to a proposed participant.  After considering any proposed objection to a participant, the Bank’s decision with regard to sell or not sell a participation interest to a particular bank or financial institution shall be final.  Notwithstanding anything contained in this Agreement to the contrary, the Bank shall have no liability, obligation or responsibility to Borrower, Guarantor or any of the other FC Entities in the event any participant fails to advance its prorata share of any Advance request pursuant to this Agreement; provided that the foregoing shall not affect the obligation, if any, of the Bank to advance up to a maximum of $7,500,000 under the terms and conditions of this Agreement (including, without limitation, Section 5.01(f)).

Section 10.15       USA PATRIOT Act.

The Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of Borrower and other information that will allow the Bank to identify Borrower in accordance with the USA PATRIOT Act.

Section 10.16       Confidentiality.

Bank covenants and agrees that any information obtained by Bank pursuant to this Agreement shall be held in confidence except that Bank may disclose such information (i) to its officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives who have a need to know such information for purposes related to the negotiation, administration, performance and enforcement of this Agreement and the Note, each of whom shall be advised of the confidential nature of the information, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through Bank, (iii) to the extent such information was available to Bank in a capacity other than as a lender on a nonconfidential basis prior to its disclosure to Bank, (iv) with the consent of Borrower, (v) if Bank is compelled to disclose such information by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Authority, (vi) in connection with any proceeding to enforce the terms of this Agreement or the Loan Papers, (vii) to bank regulatory authorities in connection with any examination of the Bank or application by the Bank, (viii) to actual or prospective assignees of Bank or Persons proposed by Bank to become a lenders or loan participant under the Agreement as may be permitted pursuant to this Agreement, or (vi) to the extent Bank should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided that in each case, such recipient shall be advised of the confidential nature of such information.

Section 10.17       Assignment by Bank; Addition of Lenders.

Bank may at any time assign an interest in the Note to one or more additional banks or financial institutions, all or any part of its Loans and corresponding Note, provided that, (i) the Borrower and Guarantor shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Agreement,  and (ii) the Bank shall notify Borrower of the name of a proposed assignee in advance of the sale of such interest, and the Bank shall consider any objection to a proposed assignee.  After considering any proposed objection to an assignee, the Bank’s decision with regard to sell or not to assign an interest to a particular bank or financial institution shall be final.  Notwithstanding anything contained in this Agreement to the contrary, the Bank shall have no liability, obligation or responsibility to Borrower, Guarantor or any of the other FC Entities in the event any assignee fails to advance its prorata share of any Advance request pursuant to this Agreement; provided that the foregoing shall not affect the obligation, if any, of the Bank to advance up to a maximum of $7,500,000 under the terms and conditions of this Agreement (including, without limitation, Section 5.01(f)).

Section 10.18       NON-COVERED ENTITIES.

Notwithstanding any other provision of this Agreement, no provision of this Agreement shall create any contractual security interest in the property of or impose any contractual limitations upon FirstCity Commercial Corporation, a Texas corporation, FH Partners LLC, a Texas limited liability company, FLBG Corporation, a Texas corporation or any of their subsidiaries or other entities identified on Exhibit P and no such Person shall be a FC Entity for any purpose of this Agreement.  In addition, this Agreement shall not be applicable or refer to FLBG2 Holdings LLC and no action, failure to act, omission or status of FLBG2 shall be the basis for any Default or Event of Default under this Agreement, nor shall FLBG2 be a FC Entity.

Section 10.19       DTPA Waiver.

Borrower and Guarantor acknowledge and agree, on Borrower’s and Guarantor’s own behalf and on behalf of any permitted assigns and successors hereafter, that the DTPA is not applicable to this transaction.  Accordingly, Borrower’s and Guarantor’s rights and remedies with respect to the transaction contemplated under this Agreement and with respect to all acts or practices of the Bank, past, present or future, in connection with such transaction, shall be governed by legal principles other than the DTPA.  In furtherance thereof, Borrower and Guarantor agree as follows:

(a)           Borrower and Guarantor represent that Borrower and Guarantor each has the knowledge and experience in financial and business matters that enable them to evaluate the merits and risks of the business transaction that is the subject of this Agreement.  Borrower and Guarantor also represent that neither Borrower nor Guarantor is in a significantly disparate bargaining position in relation to the Bank.  Borrower and Guarantor have negotiated the loan documents with the Bank at arm’s length and have willingly entered into the Loan Papers.

(b)           Borrower and Guarantor represent that (i) Borrower and Guarantor have been represented by the firm of Haley & Olson, P.C., as legal counsel in the transaction contemplated by this Agreement and (ii) such legal counsel was not directly or indirectly identified, suggested or selected by the Bank or an agent of Lender.

(c)           This Agreement relates to a transaction involving total consideration by Borrower of more than $100,000.00 and does not involve Borrower’s or Guarantor’s residence.

Borrower and Guarantor agree, on Borrower’s and Guarantor’s own behalf and on behalf of Borrower’s and Guarantor’s permitted assigns and successors, that all of Borrower’s and Guarantor’s rights and remedies under the DTPA are WAIVED AND RELEASED, including specifically, without limitation, all rights and remedies under the DTPA resulting from or arising out of any and all acts or practices of Bank in connection with this transaction, whether such acts or practices occur before or after the execution of this Agreement.

In furtherance thereof, Borrower and Guarantor agree that by signing this Agreement, Borrower and Guarantor and any permitted assigns and successors are bound by the following waiver:

WAIVER OF CONSUMER RIGHTS.  BORROWER AND GUARANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES — CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ. BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF BORROWER’S AND GUARANTOR’S OWN SELECTION, BORROWER AND GUARANTOR VOLUNTARILY CONSENT TO THIS WAIVER.

BORROWER AND GUARANTOR HAVE READ AND UNDERSTAND SECTION 10.19 HEREOF:

(Initials) (Borrower)

(Initials) (Guarantor)

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in multiple counterparts, effective as of the date first above written.

BANK:
THE FIRST NATIONAL BANK
OF CENTRAL TEXAS

By:
Sloan Kuehl, Senior Vice President

BORROWER:
FC INVESTMENT HOLDINGS
CORPORATION

By:
James C. Holmes, Executive Vice
President

GUARANTOR:
FIRSTCITY FINANCIAL
CORPORATION

By:
Name:
Title: